UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STRATEGIC HOTELS & RESORTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

April 10, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation, which will be held at 10:00 a.m., Central Time, on Thursday, May 24, 2012, at the Fairmont Chicago, Millennium Park, 200 N. Columbus Drive, Chicago, Illinois 60601. At the annual meeting, stockholders will be asked to elect directors, approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2012 annual meeting of stockholders, ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012 and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof, all as described in the attached notice of annual meeting of stockholders and proxy statement.

This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 10, 2012, we will mail to our stockholders a Notice of Meeting and of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2011 annual report and authorize your proxy electronically via the internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to authorize your proxy electronically via the internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,

/s/ Raymond L. Gellein, Jr.
Raymond L. Gellein, Jr.
Chairman of the Board

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2012

To our Stockholders:

The annual meeting of stockholders of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), will be held at the Fairmont Chicago, Millennium Park, 200 N. Columbus Drive, Chicago, Illinois 60601 on Thursday, May 24, 2012, at 10:00 a.m., Central Time, for the following purposes:

1) To elect ten directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify;

2) To consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described in our proxy statement for the 2012 annual meeting of stockholders;

3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4) To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 15, 2012, the record date for the annual meeting, will be entitled to notice of and to vote at the annual meeting.

Whether or not you expect to be present at the meeting, we urge you to authorize your proxy electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 24, 2012 (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ Paula C. Maggio
Paula C. Maggio, Secretary

Chicago, Illinois

April 10, 2012

STRATEGIC HOTELS & RESORTS, INC.

200 W. Madison Street

Suite 1700

Chicago, Illinois 60606

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2012

This proxy statement is being furnished by and on behalf of our Board of Directors (the “Board”) in connection with the solicitation of proxies to be voted at the 2012 annual meeting of stockholders. The date, time and place of the annual meeting are:

Date:	May 24, 2012
Time:	10:00 a.m., Central Time
Place:	Fairmont Chicago, Millennium Park
200 N. Columbus Drive, Chicago, Illinois 60601

At the annual meeting, stockholders will be asked to:

•	Elect ten directors to serve until our next annual meeting of stockholders and until such directors’ successors are duly elected and qualify (“Proposal 1”);

•	Consider and vote upon a proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers as described herein (“Proposal 2”);

•

Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, referred to herein as our independent auditors, for the fiscal year ending December 31, 2012 (“Proposal 3”); and

•	Transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Our principal offices are located at 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, and our telephone number is (312) 658-5000.

The Notice, this proxy statement and the enclosed proxy card, and our 2011 annual report will be available on April 10, 2012 to stockholders of record as of the close of business on March 15, 2012.

GENERAL INFORMATION ABOUT THE MEETING

In this section of the proxy statement, we answer some common questions regarding the annual meeting and the voting of shares at the annual meeting.

Where and when will the annual meeting be held?

The date, time and place of the annual meeting is:

May 24, 2012

10:00 a.m. (Central Time)

Fairmont Chicago, Millennium Park

200 N. Columbus Drive

Chicago, Illinois 60601

Why did you send me a notice regarding the internet availability of proxy materials (the “Notice”)?

We sent you the Notice regarding the annual meeting and this proxy statement because we are holding our 2012 annual meeting of stockholders and our Board is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You do not have to attend the annual meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice, or, if you requested printed materials, the instructions are printed on your proxy card and included herein.

Why did I receive the Notice instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission (the “SEC”) has approved “Notice and Access” rules relating to the delivery of proxy materials over the internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will provide notice of the annual meeting and instruct you as to how you may access and review all of the proxy materials on the internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by internet or by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 15, 2012, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of March 15, 2012, there were a total of 185,867,664 shares of common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own.

How are votes counted?

We will hold the annual meeting of stockholders representing the required quorum of shares of common stock entitled to vote either authorize their proxy online or telephonically, sign and return their proxy cards or attend the annual meeting. A majority of the shares of common stock entitled to vote at the annual meeting and present in person or by proxy constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the proxy card.

If you abstain or withhold votes for purposes of the vote on the election of directors, the approval by a non-binding, advisory vote, of the compensation of our named executive officers, or the ratification of the appointment of Deloitte & Touche LLP as our independent auditors, your abstention or withheld votes will not be counted as votes cast and will have no effect on the result of such votes.

What is the required vote for approval?

The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting. The ratification of the appointment of Deloitte & Touche LLP as our independent auditors and the approval by a non-binding, advisory vote, of the compensation of our named executive officers require a majority of the votes cast on such matters at the annual meeting.

How do I vote by proxy?

Follow the instructions on the Notice to authorize a proxy to vote your shares electronically via the internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in completing your voting:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on directors, you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.

•

You may abstain from voting on the proposal to approve, by a non-binding, advisory vote, the compensation of our named executive officers or to ratify the appointment of Deloitte & Touche LLP as our independent auditors, in which case no vote will be recorded with respect to the matter on which you abstained from voting.

•

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect all ten nominees as directors, approve on an advisory basis the compensation of our named executive officers, and ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2012.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to www.proxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. Please have your Notice in hand when accessing the site, as it contains a 12-digit control number required for access. You can authorize your proxy via the internet or by telephone at any time prior to 11:59 p.m. Eastern Time, May 23, 2012, the day before the annual meeting.

If you requested paper proxy materials, you may also refer to the enclosed proxy card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of ten directors, the approval, on an advisory basis, of the compensation of our named executive officers, and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2012. If other matters are properly presented at the annual meeting, the designated proxies will vote your shares at their discretion.

Can I change my previously authorized vote?

Yes, at any time before the vote on a proposal you may change your vote. You can change your vote either by executing or authorizing, dating, and delivering to us a new proxy via the internet, telephone or mail at any time prior to 11:59 p.m. Eastern Time, May 23, 2012, the day before the annual meeting, by giving us a written notice revoking your proxy card or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary.

Can I vote in person at the annual meeting rather than by authorizing a proxy?

Although we encourage you to authorize your proxy to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you authorized your proxy electronically or telephonically or submitted a proxy card.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (the “NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2012 is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have the authority under the NYSE rules to vote on non-routine matters. The election of directors and the approval by a non-binding, advisory vote, of the compensation of our named executive officers are considered non-routine matters. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on and are called “broker non-votes.”

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares are held in “street name” and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for proxy solicitation?

We do. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail, or in person. None of our employees will receive any extra compensation for doing this. We may engage an outside firm to solicit votes and the cost to us of engaging such a firm is estimated to be $10,000 plus reasonable out-of-pocket expenses.

If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our annual report on Form 10-K for the year ended December 31, 2011, without charge, please contact: Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

There are currently ten directors on our Board. Ten nominees are proposed for election as directors at the annual meeting to hold office until our next annual meeting of stockholders and until their successors are duly elected and qualify. All ten nominees currently serve on our Board.

On March 21, 2012, the Board appointed Sheli Z. Rosenberg as a director effective as of such date.

All of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided therein to vote for the election of a substitute nominee selected by our Board, unless the Board alternatively acts to reduce the size of the Board or maintain a vacancy on the Board in accordance with our bylaws. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

In determining the independence of our directors, our Board considered transactions, relationships and arrangements between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. Our Board has determined that Robert P. Bowen, Kenneth Fisher, Raymond L. Gellein, Jr., James A. Jeffs, Richard D. Kincaid, William A. Prezant, Eugene F. Reilly and Sheli Z. Rosenberg are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all ten nominees, we will continue to meet the NYSE requirement for a majority of independent directors serving on the Board.

Because of the non-payment of dividends on our three series of preferred stock for six quarters or more, our Board currently has two vacancies and the holders of our preferred stock are conferred with the exclusive right to elect the two directors to fill these vacancies.

Nominees for Election as Directors

The names, ages as of April 2, 2012, and existing positions of the nominees are as follows:

Name	Age	Office or Position Held	Director Since
Raymond L. Gellein, Jr.	64	Chairman of the Board of Directors	2009
Robert P. Bowen	70	Director	2004
Kenneth Fisher	53	Director	2007
Laurence S. Geller CBE	64	Director, President and Chief Executive Officer	2004
James A. Jeffs	59	Director	2006
Richard D. Kincaid	50	Director	2009
Sir David M.C. Michels	65	Director	2006
William A. Prezant	65	Director	2006
Eugene F. Reilly	51	Director	2009
Sheli Z. Rosenberg	70	Director	2012

Raymond L. Gellein, Jr.

Raymond L. Gellein, Jr. resigned from Starwood Hotels and Resorts Worldwide (“Starwood”) in March 2008 where he held the position of President, Global Development Group from July, 2006 through March, 2008. In this position, Mr. Gellein had overall management responsibility for the full range of Starwood’s global real estate-related functions. Prior to his position as President, Global Development Group, Mr. Gellein served as Chairman and Chief Executive Officer of Starwood Vacation Ownership, Inc., the vacation ownership division of

Starwood Hotels & Resorts Worldwide, Inc., from 1999 through July, 2006. Mr. Gellein served as a Director of Starwood Vacation Ownership Inc. from 1999 to 2008. Mr. Gellein was formerly Chairman and Co-Chief Executive Officer of Vistana, Inc. (NYSE: VSTN) (“Vistana”), a public vacation ownership company acquired by Starwood in 1999. He joined Vistana in 1980 and was instrumental in leading the company’s development, the sale of the company in 1986, re-acquiring the assets of the Vistana entities from General Development Corporation in 1991 and launching a successful initial public offering of Vistana in 1997. Mr. Gellein holds an MBA in Finance, Accounting and Marketing from Northwestern University’s Kellogg School of Management (1974), as well as a Bachelor of Arts majoring in Psychology from Denison University (1969). Mr. Gellein has served as a board member of the Florida Chapter of Junior Achievement, the Roy E. Crummer Graduate School of Business at Rollins College and served as the Chairman of the American Resort Development Association (“ARDA”). Mr. Gellein serves on the Board of Directors of Marriott Vacations Worldwide. Mr. Gellein is also currently serving as a member to the ARDA board. He also currently serves on the Board of Directors of the Mind and Life Institute headquartered in Boulder, Colorado. Mr. Gellein was elected Chairman of the Board of the Company in August 2010.

We believe Mr. Gellein’s qualifications to sit on our Board include his extensive experience as a Chief Executive Officer of a publicly-traded hospitality company and as a senior executive of a major multi-national publicly-traded lodging company.

Robert P. Bowen

Robert P. Bowen retired as a Partner of Arthur Andersen LLP in 1999. From 1980 to 1998, he was partner-in-charge of the audit practice of Arthur Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality and entertainment industry and was a member of Arthur Andersen’s worldwide hospitality industry team. Mr. Bowen joined Arthur Andersen in 1968 after receiving his MBA degree from Emory University. Mr. Bowen served as a Director of Gaylord Entertainment Company (NYSE: GET) from 2003 to 2007, and as a Director of Equity Inns, Inc. (NYSE: ENN) from 2004 to 2007.

We believe Mr. Bowen’s qualifications to sit on our Board include his extensive financial experience with public companies and financial accounting matters for hospitality companies.

Kenneth Fisher

Kenneth Fisher has been a senior partner in Fisher Brothers, a New York City commercial real estate firm, since April 2003, and was a partner of Fisher Brothers from 1991 to April 2003. Mr. Fisher has been the chairman and Chief Executive Officer of Fisher House Foundation, Inc., a not-for-profit organization that constructs homes for families of hospitalized military personnel and veterans since May 2003 and served as vice chairman of Fisher House Foundation from May 2001 to May 2003. Mr. Fisher is a 30-year veteran of the real estate community. Mr. Fisher also is a member of the Executive Committee of the City Investment Fund, LP, a real estate investment fund, and a member of the Executive Committee of the Real Estate Board of New York’s Board of Governors. In 2007, Mr. Fisher was appointed to the President’s Commission on Care for America’s Returning Wounded Warriors. Mr. Fisher also served on the Board of Directors of Realogy Corporation from 2006 to 2007.

We believe Mr. Fisher’s qualifications to sit on our Board include his extensive experience in and knowledge of the real estate industry.

Laurence S. Geller CBE

Laurence S. Geller CBE has served as the President, Chief Executive Officer and a Director of the Company since the Company’s initial public offering in 2004. In 1997, Mr. Geller founded Strategic Hotel Capital, L.L.C. and served as its Chief Executive Officer and as a Director. Prior to founding Strategic Hotel Capital, L.L.C.,

Mr. Geller was Chairman and Chief Executive Officer of Geller & Co., a gaming, tourism and lodging advisory company he founded in 1989. Geller & Co. specialized in domestic and international hotel, corporate and real estate development, financing and structuring. Previously, Mr. Geller held positions as Executive Vice President and Chief Operating Officer of Hyatt Development Corporation, Senior Vice President of Holiday Inns, Inc. and Director of Grand Metropolitan Hotels in London. Mr. Geller is a former Vice Chairman of the Urban Land Institute’s Commercial and Retail Council and has held the position of Chairman of the Industry Real Estate Financing Advisory Council of the American Hotel and Lodging Association. Mr. Geller serves on the boards of Children’s Memorial Hospital (where he serves as a member of its physical facilities sub-committee), the American Jewish Committee (where he serves as a member of the National Leadership Council) and the Chicago Convention & Tourism Bureau. He also serves on the President’s Council of the Midwest Region of the U.S. Fund for UNICEF. Mr. Geller is Chairman of the Board of Trustees for the Churchill Centre and serves on its Executive Committee. Mr. Geller is Ambassador for North America for the Hotel and Catering Institutional Management Association of the U.K. Mr. Geller is a graduate of Ealing Technical College’s school of hotel management and catering and in May 2011 was appointed Chancellor of West London University, the successor to Ealing Technical College. On December 31, 2011, Mr. Geller was named a Commander of the Order of the British Empire (CBE) by Her Majesty Queen Elizabeth II. Mr. Geller previously served on the Board of Directors and Audit Committee of Gaylord Entertainment (NYSE: GET) from 2002 until July 2006. Mr. Geller has over 40 years of experience in the lodging industry and has received numerous awards for his service to the lodging industry and for his civic and philanthropic endeavors.

We believe Mr. Geller’s qualifications to sit on our Board include his 15 years as a founder and Chief Executive Officer of our company and its predecessor and his four decades of experience in the lodging industry.

James A. Jeffs

James A. Jeffs has served as the Director and Executive Co-Chairman of Max Petroleum plc, an independent oil and gas exploration company, listed on both the London Stock Exchange and the Frankfurt Stock Exchange since October, 2005. Mr. Jeffs was a Director of South Oil Company and was also a Director of Magnum Oil, both based in Russia. Mr. Jeffs has served since 1994 as Managing Director and Chief Investment Officer of The Whittier Trust Company, a trust and investment management company headquartered in South Pasadena, California. Mr. Jeffs was the former Chairman of the Board of Directors of Whittier Energy Corporation, an oil and gas exploration and production company headquartered in Houston, Texas and listed on the NASDAQ. Previously, Mr. Jeffs was Chairman of the Board, Co-Chairman and Chief Executive Officer of Chaparral Resources, Inc. Mr. Jeffs was Chief Investment Officer and Senior Vice President of Trust Services of America from 1988 to 1992, and also President and Chief Executive Officer of TSA Capital Management. Mr. Jeffs also has served on the Board of Investments of The Los Angeles County Employees Retirement Association.

We believe Mr. Jeffs’ qualifications to sit on our Board include his years of executive leadership and his expertise in business, investments, management and corporate strategy.

Richard D. Kincaid

Richard D. Kincaid has served as the President and Founder of the BeCause Foundation, a nonprofit corporation that heightens awareness about a number of complex social problems and promotes change through the power of film since May, 2007. Mr. Kincaid is also an active private investor in early-stage companies. Until its acquisition by the Blackstone Group in February of 2007, Mr. Kincaid was the president and Chief Executive Officer of Equity Office Properties Trust (NYSE: EOP) (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Prior to being named President and Chief Executive Officer of EOP in 2003, Mr. Kincaid served as EOP’s Executive Vice President and Chief Operating Officer. Mr. Kincaid has also served as EOP’s Executive Vice President and Chief Financial Officer. Prior to joining EOP in 1995,

Mr. Kincaid was Senior Vice President of Finance for Equity Group Investments, Inc. Prior to joining Equity Group Investments, Inc. in 1990, Mr. Kincaid held positions with Barclays Bank PLC and The First National Bank of Chicago. Mr. Kincaid is on the Board of Directors of Rayonier Inc. (NYSE: RYN), an international REIT that specializes in timber and specialty fibers. He also serves on the Board of Directors of Vail Resorts (NYSE: MTN), a mountain resort operator. From October 2002 to February of 2007, Mr. Kincaid served as a Director of EOP. Mr. Kincaid received his MBA from the University of Texas, and his Bachelor of Arts degree from Wichita State University.

We believe Mr. Kincaid’s qualifications to sit on our Board include his experience as a former Chief Executive Officer of a real estate investment trust and his expertise in financial, corporate planning and strategy.

Sir David M.C. Michels

Sir David M.C. Michels currently serves as the Deputy Chairman and Senior Independent Director of Marks & Spencer Plc. Sir David sits on the Board of Directors of Jumeirah Hotels and is Chairman of London & Capital and Michels & Taylor. From 2005 through 2011, Sir David served as Deputy Chairman and Senior Independent Director of easyJet plc. In 2009, Sir David served as Chairman of Paramount Restaurants and from 1999 through 2007 he served on the Board of Directors of British Land plc. From June 2000 until February 2006, Sir David was Chief Executive Officer of Hilton Group plc and from April 1999 to May 2000 he was Chief Executive Officer of Hilton International. Sir David was a Non-Executive Director of Hilton Hotels Corporation from November 2000 to December 2005. He served as Chief Executive Officer of Stakis plc from May 1991 to March 1999. Sir David has spent 38 years in the leisure industry, primarily in hotels.

We believe Sir David Michels’ qualifications to sit on our Board include his experience as a former Chief Executive Officer of a publicly-traded hospitality company, his experience as a member of the board of directors of multiple public companies and his vast knowledge of the lodging industry.

William A. Prezant

William A. Prezant is a partner in the law firm Prezant & Mollath, and has practiced law in California since 1972 and in Nevada since 1982. He serves on the Board of Directors of Forward Management (a financial services company), and You Technologies, Inc. (a digital marketing company). From 2006 through 2008, Mr. Prezant served as Director of MacGregor Golf Company. Mr. Prezant’s community activities include serving on the California/Nevada Advisory Board for the Wilderness Society and the Advisory Council of the Nevada Museum of Art. Mr. Prezant holds a Bachelor of Arts Degree from the University of Southern California and a Juris Doctorate from Georgetown Law Center.

We believe Mr. Prezant’s qualifications to sit on our Board include his almost four decades of experience as an attorney and businessman, and his expertise in corporate governance.

Eugene F. Reilly

Eugene F. Reilly is Chief Executive Officer, The Americas for Prologis, a leading owner, operator and developer of industrial real estate. In this capacity, Mr. Reilly is responsible for Prologis’ business in the United States, Canada and Latin America. In 2003, Mr. Reilly joined AMB Property Corporation (“AMB”) which merged with Prologis in 2011. Mr. Reilly has 28 years of experience in the development, acquisition, disposition, financing and leasing of industrial properties throughout the Americas. Prior to joining AMB, Mr. Reilly was Chief Investment Officer of Cabot Properties, Inc., a private equity industrial real estate firm in which he served as a founding partner and member of its Investment Committee and Board of Directors. Mr. Reilly served with Cabot and its predecessor companies, including the NYSE-traded Cabot Industrial Trust, for 11 years. He has served on the Board of Directors of Grupo Acción, S.A. de C.V., a leading development company in Mexico. Mr. Reilly is a member of the National Association of Industrial and Office Parks (NAIOP) where he is currently

Chairman elect and serves on the NAIOP National Board of Directors and Executive Committee. He has served on the Board of Directors of the Massachusetts chapter of NAIOP and the National Industrial Education Committee. Mr. Reilly is a member of the Urban Land Institute. He holds an A.B. in Economics from Harvard College.

We believe Mr. Reilly’s qualifications to sit on our Board include his experience as a senior executive of a publicly-traded real estate investment trust, his experience as a real estate investor and his expertise in corporate planning and strategy.

Sheli Z. Rosenberg

Sheli Z. Rosenberg is Of Counsel to Skadden, Arps, Slate, Meagher & Flom, LLP, a law firm which she joined in 2011. Ms. Rosenberg is the former President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., an investment company (“EGI”). She joined EGI in 1994 as the company’s General Counsel and rose to become Vice Chairman (2000-2003) and Chief Executive Officer (1999-2000) before departing in 2003. Prior to joining EGI, Ms. Rosenberg was a principal of Rosenberg & Liebentritt, P.C., a Chicago law firm from 1980 to 1997 and prior to that, she was a managing partner of Chicago law firm Schiff Hardin, LLP, where she focused on real estate, finance and corporate law, and was the first woman to become a partner at that firm. Ms. Rosenberg currently serves as a director for several publicly traded and private companies, primarily in the real estate and health care sectors. Ms. Rosenberg serves as lead independent director of Equity Lifestyle Properties, Inc., and director of Nanosphere, Inc. and Ventas, Inc. Ms. Rosenberg is a former Director of CVS Caremark Corporation, General Growth Properties, Inc., Capital Trust, Inc., Avis Budget Group, Inc. and a former Trustee of Equity Residential. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellogg Graduate School of Management from 2003 until 2007. A recognized advocate for women in business, she is a co-founder and former president of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. Ms. Rosenberg received her Bachelor of Arts degree from Tufts University and is a graduate of Northwestern University School of Law.

We believe Ms. Rosenberg’s qualifications to sit on our Board include her extensive, board-level corporate experience, in addition to her considerable knowledge of real estate law and the business community.

Vote Required; Recommendation

The election of a director to the Board requires the affirmative vote of a plurality of the votes cast at the annual meeting. OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL TEN NOMINEES NAMED ABOVE.

Board of Directors; Leadership Structure and Risk Assessment

We separate the roles of CEO and Chairman of the Board. The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of the Company at this time. This structure ensures a greater role for the independent directors in the oversight of the Company. Additionally, we believe this leadership structure is preferred by a significant number of our stockholders.

The Board is actively involved in oversight of risks that could affect us. The Board regularly reviews information regarding our operations, indebtedness and liquidity, as well as the risks associated with each. Throughout the year, our legal and internal audit departments conduct a risk assessment by working with key members of management to identify key risks and potential mitigating factors. Our legal department and the respective business functions then report the results of this exercise to the Board for full review and consideration to facilitate the Board’s oversight of risks facing us. The oversight is also conducted through committees of the Board, as disclosed in the descriptions of each of the committees and in the charters of each of the committees, but the Board has retained responsibility for general oversight of risks.

Board of Directors; Committees

Our Board is currently comprised of Messrs. Raymond L. Gellein, Jr., Robert P. Bowen, Kenneth Fisher, Laurence S. Geller CBE, James A. Jeffs, Richard D. Kincaid, Sir David M.C. Michels, William A. Prezant, and Eugene F. Reilly and Ms. Sheli Z. Rosenberg.

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended December 31, 2011, the Board held thirteen meetings and acted by unanimous written consent five times. During fiscal year 2011, each incumbent director serving during 2011 attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served while he was a member of the Board or such committees. Our corporate governance guidelines provide that the non-management directors shall designate the director who will preside at each executive session of the Board and the method by which employees, stockholders or other interested parties can communicate directly with the non-management directors. Our Board meets in executive session no fewer than four times each year during its regularly scheduled quarterly meetings. The Board currently has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee, and an executive committee.

Audit Committee. The purposes of the audit committee are described in the audit committee charter and include, among other things:

•

assisting with Board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and our internal audit function; and

•	preparing an audit committee report as required by the SEC for inclusion in our annual proxy statement.

The audit committee also is actively involved in oversight of risks that could affect us. The risks reviewed on an annual basis include risks of fraud as well as general risks facing us. Our internal audit department conducts an annual anti-fraud risk assessment by working with key members of management to identify key risks and mitigating factors in each area. Our internal audit department reports the results of risks identified and corresponding mitigating activities to the audit committee on an annual basis. The audit committee reports such findings and factors to the full Board.

The audit committee is currently comprised of Messrs. Bowen, Fisher, Jeffs, Kincaid and Prezant, with Mr. Bowen serving as the audit committee’s chairman. The written audit committee charter is available on our website at www.strategichotels.com. A copy of our audit committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

The Board has determined that each audit committee member has no material relationship with the Company and meets the independence criteria and has the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Fisher, Jeffs, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Our audit committee met eight times during fiscal year 2011 and did not act by unanimous written consent in performing its functions.

Our Board has adopted procedures for reporting concerns under our code of business conduct and ethics and other company policies, including complaints regarding accounting and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these procedures is attached as an addendum to our code of business conduct and ethics which is available on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available, free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois, 60606.

Compensation Committee. The compensation committee’s primary duties are described in the compensation committee charter and include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (the “CEO”), evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•

reviewing and approving compensation for executive officers other than our CEO, incentive-compensation and equity-based plans and programs, including our Second Amended and Restated 2004 Incentive Plan (the “2004 Incentive Plan”), making or authorizing awards under such plans and programs, overseeing the activities of the individuals and committees responsible for administering these plans and programs, and discharging any responsibilities imposed on the compensation committee by any of these plans or programs;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving severance or similar termination payments proposed to be made to any of our executive officers;

•	periodically reviewing our compensation policies to assess whether such policies encourage excessive or otherwise undesirable risk-taking;

•	preparing a report for inclusion in our proxy statement for our annual meeting;

•	preparing and issuing an evaluation of the compensation committee;

•	reporting to our Board on a regular basis, the activities and actions conducted by the committee; and

•	performing any other duties or responsibilities expressly delegated to the compensation committee by the Board from time to time relating to our compensation programs.

The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The authority to retain compensation consultants to assist in the evaluation of CEO or senior executive compensation is vested in the compensation committee.

The compensation committee is responsible for monitoring any risks relating to employment policies and our compensation and benefits systems. To assist in satisfying these oversight responsibilities, the committee has retained its own compensation consultant when considering certain changes to the compensation program and also meets regularly with management to understand the financial and human resources implications of compensation decisions being made. Management works collaboratively with the compensation committee and offers advice and makes recommendations on compensation programs.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee or any director or directors. Without limitation on the foregoing, the compensation committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

The compensation committee is currently composed of Messrs. Gellein, Jeffs, Kincaid and Reilly and Ms. Rosenberg, with Mr. Jeffs serving as the compensation committee’s chairman. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE. Our compensation committee met nine times during 2011 and acted by unanimous written consent twice.

The written compensation committee charter is available on our website at www.strategichotels.com. A copy of our compensation committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance and Nominating Committee. The corporate governance and nominating committee’s primary purpose and responsibilities are described in the corporate governance and nominating committee charter and include, among other things:

•	identifying individuals qualified to become members of our Board and recommending director candidates for election or re-election to our Board;

•	considering and making recommendations to our Board regarding board size and composition, and committee composition; and

•	developing and recommending to our Board a set of corporate governance principles, and reviewing those principles at least once a year.

The corporate governance and nominating committee is currently comprised of Messrs. Bowen, Fisher, Gellein, Prezant and Reilly and Ms. Rosenberg, with Mr. Prezant serving as the corporate governance and nominating committee’s chairperson. All corporate governance and nominating committee members meet the independence criteria set forth in the listing standards of the NYSE. Our corporate governance and nominating committee met four times during fiscal year 2011 and did not act by unanimous written consent in performing its functions.

The written corporate governance and nominating committee charter is available on our website at www.strategichotels.com. A copy of our corporate governance and nominating committee charter is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Written communications submitted by stockholders pursuant to our stockholder communications policy regarding recommending the nomination of a person to be a member of our Board, will be forwarded to the chair of the corporate governance and nominating committee for consideration. Stockholders may recommend director nominees for consideration by the corporate governance and nominating committee by submitting the proposed director’s name along with the information described below to our Secretary at: Secretary, Stockholder Nominations, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting stockholder and a description of all arrangements or understandings between the submitting stockholder and the candidate. The corporate governance and nominating committee will consider director candidates who have been identified by other directors or our stockholders but has no obligation to recommend such candidates for nomination except as may be required by contractual obligation of the Company.

In selecting or recommending candidates for selection to our Board, including nominees recommended by stockholders, the corporate governance and nominating committee shall take into consideration the following criteria, which are set forth in our corporate governance guidelines, and such other factors as the corporate governance and nominating committee deems appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, experience and other demographics.

While the corporate governance and nominating committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that it considers in identifying nominees. As part of this process, the corporate governance and nominating committee evaluates how a particular candidate’s perspectives, knowledge, experience and expertise in substantive matters relating to our business may add value to the Board.

The corporate governance and nominating committee is authorized, in its sole discretion, to engage outside search firms and consultants to assist with the process of identifying and qualifying candidates and has the authority to negotiate the fees and terms of such retention.

Executive Committee. The executive committee’s primary purpose and responsibilities are to act on behalf and in the place of our Board in the management of our business and affairs upon express delegation by our Board. The executive committee is currently comprised of Messrs. Bowen, Gellein, Geller and Jeffs, with Mr. Gellein serving as the executive committee’s chairperson. Our executive committee did not meet during fiscal year 2011 and did not act by unanimous written consent in performing its functions.

Corporate Governance

Code of Business Conduct and Ethics. We have adopted a written code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.strategichotels.com. A copy of our code of business conduct and ethics is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Corporate Governance Guidelines. We have also adopted written corporate governance guidelines to advance the functioning of our Board and its committees and to set forth our Board’s expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.strategichotels.com. A copy of our corporate governance guidelines is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Stockholder Communications Policy. We have adopted procedures for employees, stockholders and other interested parties to communicate their concerns regarding accounting, internal accounting controls or auditing matters to the audit committee and other matters to non-management directors or our Board as a group. Our code of business conduct and ethics requires employees to report such concerns.

All such concerns may be communicated to the Secretary by written correspondence directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Employees, stockholders and other interested parties may communicate concerns regarding questionable accounting or auditing matters to the Secretary on a confidential and anonymous basis. The Secretary will distribute (i) all communications regarding accounting, internal accounting controls or auditing matters to the audit committee prior to each meeting of the audit committee, (ii) all other communications to non-management directors prior to each executive session of non-management directors and (iii) all communications to our entire Board prior to the next scheduled meeting of our Board. If it is unclear whether a communication involves accounting or auditing matters or if it involves both accounting and auditing matters and other matters, the Secretary will direct such communication to both the audit committee and non-management directors, with a note to that effect. In each case (and except as the audit committee or non-management directors may otherwise request), the Secretary will provide original copies or records of all communications. However, depending on the length and number of communications received, the Secretary may provide only a summary of the communications along with the original copy or record of any communications deemed particularly important. The original copies or records of all communications will be available to the Board or appropriate committee thereof, if applicable, upon request. The Secretary will maintain a log of each communication received, the date such communication was distributed to the audit committee, non-management directors or Board (and to which of these it was distributed) and whether it was distributed in summary or original form.

The Board or appropriate committee thereof, if applicable, will determine whether any action or response is necessary or appropriate in respect of a communication. If so, they will take or direct such action as they deem appropriate. Such action may include engaging outside advisers, for which funding will be available. The determinations in respect of each communication and any further action taken will be recorded in the log maintained by the Secretary. These determinations may be recorded based on standard categories, which may include: the communication is misdirected (such as a communication involving only an employment dispute); no further action required, because the communication can be analyzed on its face; and further action required (with a record of the action taken and its outcome). The Secretary or any other person designated by the audit committee or non-management directors will report on the status of any further action directed by the audit committee or non-management directors on a quarterly basis.

The full text of the stockholder communications policy is available on our corporate website at www.strategichotels.com. A copy of our stockholder communications policy is also available free of charge, upon request directed to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

Director Attendance at Annual Meeting of Stockholders. We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on May  19, 2011, all nine directors serving at such time attended in person.

Woodbridge Transaction

On February 24, 2011, we entered into a Purchase and Sale Agreement (the “Agreement”) with certain affiliates of The Woodbridge Company Limited (“Woodbridge”) pursuant to which we agreed to (i) acquire the hotels commonly known as the Four Seasons Resort Jackson Hole and the Four Seasons Hotel Silicon Valley for an aggregate of 15,200,000 shares of our common stock and (ii) issue and sell to an affiliate of Woodbridge (the “PIPE Purchaser”) in a concurrent private offering 8,000,000 shares of our common stock at a price of $6.25 per share (collectively, the “Transactions”). The Transactions closed on March 11, 2011. Among other things, the Agreement provides that if the PIPE Purchaser or its affiliates so desire, we shall, consistent with and subject to Maryland General Corporation Law (“MGCL”), acting through the Board appoint one person designated by the PIPE Purchaser or its affiliates (the “Appointee”), acceptable to us, to the Board, provided, however, that such one-time appointment right terminates (A) after the initial appointment of the Appointee or (B) on the earlier of such time as Woodbridge and its affiliates collectively own less than (other than as a result of splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (i) the number of shares received by the Woodbridge affiliates in the Transactions or (ii) an aggregate of 5% of our outstanding common stock on a fully diluted basis assuming the conversion, exercise and exchange of outstanding convertible, exercisable or exchangeable securities. In addition, pursuant to the Agreement, commencing after any appointment of an Appointee, until the earlier of such time as Woodbridge and its affiliates collectively own less than (other than as a result of splits, reclassifications, recapitalizations, recombinations and/or similar events or transactions) (i) the number of shares received by the Woodbridge affiliates in the Transactions or (ii) an aggregate of 5% of our outstanding common stock on a fully diluted basis assuming the conversion, exercise and exchange of outstanding convertible, exercisable or exchangeable securities, if the PIPE Purchaser or its affiliates so desire, we shall, consistent with and subject to the MGCL, acting through the Board, nominate for election to the Board, one representative designated by the PIPE Purchaser or its affiliates, and reasonably acceptable to us, at each annual meeting of our stockholders. Pursuant to the Agreement, we agreed that Geoffrey Beattie shall be an acceptable and approved Appointee and nominee. Geoffrey Beattie is a director and president of Woodbridge. As of April 2, 2012, neither the PIPE Purchaser nor its affiliates have designated an Appointee.

Compensation Committee Interlocks and Insider Participation

From January 1, 2011 to December 31, 2011, the compensation committee of the Board was comprised of Messrs. Gellein, Jeffs, Kincaid and Reilly. Ms. Rosenberg joined the compensation committee on March 21, 2012. None of the members of the Board who sat on the compensation committee in 2011 was employed by us as an officer or employee during or prior to 2011. No compensation committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

For a description of certain relationships and transactions with members of our Board or their affiliates, see “Transactions With Related Persons” beginning on page 53.

EXECUTIVE COMPENSATION

Executive Officers

The following sets forth, as of April 2, 2012, the positions, ages and selected biographical information for our executive officers who are not directors:

Diane M. Morefield

Diane M. Morefield, age 53, has served as the Company’s Executive Vice President, Chief Financial Officer since April 2010. From December 2009 to March 2010, Ms. Morefield served as a Senior Consultant at CTS Holdings, Inc., a business advisory and project management firm. From November 2007 through June 2009, Ms. Morefield served as chief financial officer of Equity International, a privately-held investment company focused exclusively on real estate related businesses operating outside of the United States. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising. From April 2007 through October 2007, Ms. Morefield served as Chief Financial Officer of Joseph Freed & Associates, LLC, a family owned, privately-held real estate development and operating company specializing in retail, residential and mixed-use projects. From July 1997 to September 2006, Ms. Morefield was employed by Equity Office Properties Trust (NYSE: EOP) (“EOP”), the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. Her last position at EOP was Regional Senior Vice President for the company’s Midwest region where she was responsible for the overall business strategy, financial performance, operations, management and leasing activity for the region with total revenues of over $450 million, a portfolio size of 19.5 million square feet and over 300 employees. Prior to this role, Ms. Morefield was Senior Vice President—Investor Relations at EOP and responsible for all investor and public relations at the company. Ms. Morefield is a member of The Chicago Network, Leadership Greater Chicago Fellows Program (Class of 2006), and in May 2003 completed the Northwestern University Kellogg School of Management: Women’s Board Director Development Program. She is also a board member of the Chicagoland Chamber of Commerce. Ms. Morefield received an MBA from The University of Chicago and a Bachelor of Science in Accountancy from The University of Illinois. She is a Certified Public Accountant.

Richard J. Moreau

Richard J. Moreau, age 65, has served as the Company’s Executive Vice President, Asset Management since 2005 and Chief Operating Officer since 2011. Mr. Moreau previously served as the Company’s Vice President, Asset Management from 1997 to 2003 and Senior Vice President, Asset Management from 2003 until 2005. Mr. Moreau is responsible for the asset management of all our properties. Mr. Moreau has been in the hospitality industry for over 30 years in both property and multi-unit operation positions. From 1992 until he joined us in November 1997, Mr. Moreau was a principal in Gremor Hospitality, a hotel asset management company. From 1988 until 1992, he was a Principal and Executive Vice President at Inn America Corporation, an independent hotel management company. He was responsible for the day-to-day operations of 22 full service hotels and resorts operating under franchise agreements with Hilton, Sheraton and Holiday Inn. From 1985 until 1988, he was a Vice President of Operations for Hyatt Hotels and Resorts, where he was responsible for the development and implementation of all pre-opening and operating procedures for six prototype Hyatt hotels. From 1972 to 1985, Mr. Moreau worked for The Howard Johnson Company.

Paula C. Maggio

Paula C. Maggio, age 43, has served as the Company’s Senior Vice President, Secretary and General Counsel, and has been responsible for oversight of the Company’s legal affairs since 2004. Ms. Maggio played a critical role in the Company’s initial public offering in 2004 and has subsequently executed a number of significant transactions for the Company. Ms. Maggio also retains responsibility for the Company’s human capital function. From 2004 to 2007, Ms. Maggio served as the Company’s Vice President, Secretary and General Counsel. Upon joining the Company’s predecessor in December 2000 and through May 2004, Ms. Maggio acted as Vice President, Assistant Secretary and Associate General Counsel. Prior to joining the Company’s predecessor, Ms. Maggio practiced law with Altheimer & Gray, where she focused primarily on real estate and hospitality law. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, from the University of Illinois in 1991 and 1994, respectively.

Stephen M. Briggs

Stephen M. Briggs, age 53, has served as the Company’s Senior Vice President, Chief Accounting Officer since February 2009. Mr. Briggs previously served as the Company’s Vice President, Controller and Principal Accounting Officer from 2007 until February 2009. Prior to joining the Company in 2007, Mr. Briggs served as the Senior Vice President—Asset Strategy/Strategic Planning of EOP, the largest publicly-traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion, where he provided strategic direction and leadership to the accounting, tax, financial reporting, regional finance, lease administration and financial modeling functions. His responsibilities included all external and internal financial reporting, including SEC reporting, federal and local income tax compliance, reporting to EOP’s audit committee and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) compliance and coordination with external auditors of quarterly and annual audit processes. Prior to that, Mr. Briggs held positions at EOP as Senior Vice President—Chief Accounting Officer (2000-2004); Senior Vice President—Financial Reporting and Accounting (1999); Vice President—Financial Reporting and Accounting (1996-1999) and Vice President—Property Accounting (1993-1996). He was formerly a Vice President at VMS Realty Partners and an Auditor at Deloitte, Haskins & Sells. Mr. Briggs received an MBA from DePaul University and a Bachelor of Science in Accountancy from The University of Illinois. Mr. Briggs is a Certified Public Accountant and is a member of Best Financial Practices Council of the National Association of Real Estate Investment Trust.

COMPENSATION DISCUSSION AND ANALYSIS

I.	Overview

This Compensation Discussion and Analysis describes the compensation policies and arrangements that are applicable to the CEO and Chief Financial Officer (the “CFO”), as well as the other executive officers included in the summary compensation table under “—2011 Summary Compensation Table” on page 34, who are all referred to as “named executive officers” (the “NEOs”) as such term is defined in Item 402(a) of Regulation S-K.

II.	Compensation Highlights

As discussed in further detail in our discussion of Annual Bonus Awards, the year 2011 was a transformative year for us. Our management team was successful in accelerating our balance sheet restructuring through a combination of creative recapitalizations, refinancings, acquisitions, equity issuances and tender offers.

Although we were very focused on achieving our business objectives for the year, we were also cognizant of the views of our stockholders regarding our compensation programs and we were focused on enhancing and improving our compensation programs to be better aligned with our stockholders. In light of this focus, we modified our compensation programs as follows:

•

The Company and management agreed to cap the deemed shares outstanding for purposes of calculating market capitalization under the Value Creation Plan, or the VCP. This cap serves to limit the potential pay-out to our VCP participants in 2012.

•

Beginning in 2012, we entered into a new long-term incentive program pursuant to which 67% of the target award is based on our relative total stockholder return. We believe this is an extremely robust performance plan that will align management with our stockholders. As part of this new program, the percentage of the long-term award granted in the form of time-vested RSUs was significantly reduced.

•

The Company and Mr. Geller entered into the Deferral Program, more fully described in the discussion regarding the VCP, beginning on page 29, pursuant to which Mr. Geller elected to (i) convert up to 50% of his pay-out under the VCP into Company stock units that convert on a one-to-one basis into shares of our common stock and (ii) defer delivery of such underlying shares of common stock to Mr. Geller until 2014.

•	We amended the 2004 Incentive Plan to allow for awards that have double-trigger vesting. Prior to the amendment, the 2004 Incentive Plan required single-trigger vesting.

All of these changes were made in order to ensure that our compensation programs better serve to align the interests of management with those of stockholders.

The compensation committee carefully considers feedback from our stockholders regarding our executive compensation program, including the results of our stockholders’ advisory vote on executive compensation at the 2011 annual meeting which was approved by 65% of the votes cast. Also, in accordance with the preference indicated by more than 92% of the votes cast regarding the frequency of future advisory votes on executive compensation, the Board decided that future advisory votes on executive compensation would be submitted to stockholders every year. Stockholders are invited to express their views to the Board regarding executive compensation as well as other matters as described in this proxy statement under the heading “Stockholder Communications Policy”.

III.	Compensation Philosophy & Objectives

The compensation committee has three primary objectives for our compensation program:

•

Provide overall levels of compensation that are competitive in order to attract and motivate highly qualified, experienced executives to enhance the interests of the Company and build long-term stockholder value;

•	Provide annual and long-term incentives that emphasize performance-based compensation, contingent upon achieving company and individual performance goals; and

•

Align the interests of our management with those of our stockholders by having a meaningful portion of our executive compensation programs comprised of equity-based incentives tied to stock price performance.

To achieve its objectives, the compensation committee has established a compensation program for NEOs consisting of base salary, annual bonus awards and our long-term incentive program. Pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive.

As an executive’s level of responsibility increases, a greater proportion of his or her total compensation is based on the annual and long-term performance-based incentive compensation and less on base salary. The level and structure of these performance-based incentive elements reflects our variable pay-for-performance philosophy.

IV.	Establishing the Compensation Program

To assist the compensation committee in meeting its objectives, the compensation committee may engage an outside executive compensation consulting firm to review the key elements of our compensation programs, base pay, annual incentives and long-term incentives, as well as its structure, including design and performance measurements. In 2011, the compensation committee engaged Vivient Consulting (“Vivient”) to assess the competitive compensation levels for the NEOs, to design a new long-term incentive program and to review the annual bonus plan. The compensation committee engaged Vivient for this assignment because competitive pay positioning had not been conducted for several years, the VCP was concluding in 2012 and the compensation committee desired to adopt a new long-term incentive program that incorporated more robust performance-based metrics.

For purposes of the review and plan design, Vivient and the compensation committee developed a new peer group consisting of nine hotel REITs and seven hotel operator companies (the “2011 Peer Group”), as follows:

•	Ameristar Casinos, Inc.

•	Ashford Hospitality Trust, Inc.

•	Chesapeake Lodging Trust

•	Choice Hotels International, Inc.

•	DiamondRock Hospitality Company

•	FelCor Lodging Trust, Inc.

•	Gaylord Entertainment

•	Hersha Hospitality Trust

•	Host Hotels & Resorts

•	Isle of Capri Casinos

•	LaSalle Hotel Properties, Inc.

•	Morgans Hotel Group Co.

•	Pebblebrook Hotel Trust

•	Pinnacle Entertainment, Inc.

•	Sunstone Hotel Investors, Inc.

•	Vail Resorts, Inc.

The compensation committee selected the 2011 Peer Group by reviewing the industry, size and similarity of business focus of the proposed peer group companies to the Company. As part of this process, Vivient worked with the compensation committee to compile a list of potential hotel REIT peers and hotel operator peers, utilizing a market capitalization between $200 million and $3 billion. The compensation committee added five hotel REITs and three hotel operating companies to the then-existing peer group. The compensation committee removed several companies from the prior peer group because it determined such companies were not hotel companies or because their market capitalization was too high. The companies that were removed from our peer group were Taubman Centers, Inc., Ventas, Inc. and Wyndham Worldwide.

The compensation committee meets with Mr. Geller to discuss his compensation package, but ultimately decisions regarding his package are made solely based upon the compensation committee’s deliberations, with input from its compensation consultant from time to time. Decisions regarding other NEOs are made by the compensation committee considering recommendations from Mr. Geller and the compensation consultant.

V.	Compensation Structure

A.	Pay Elements—Overview

The three main components of compensation are:

•	Base Salary

•	Annual Bonus Awards

•	LTI Program

B.	Pay Elements—Details

(1) Base Salary

Base salaries are set with regard to the position within the Company and the individual’s current and sustained performance results. The base salary levels for each NEO are reviewed annually by the compensation committee. In setting base salaries, the compensation committee may consider:

•	competitive market and peer group data specific to an executive’s position;

•

individual performance assessments, as made by the compensation committee for Mr. Geller, and by Mr. Geller for the other NEOs, against goals established for the prior year by the specific individual or the management team collectively;

•	expected future contributions;

•	job responsibility; and

•	Company performance.

There is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of the compensation committee’s judgment.

To reflect Mr. Moreau’s position and responsibilities and to reflect parity in terms of the importance of the position in the Company relative to others, Mr. Moreau was promoted to Chief Operating Officer of the Company on September 15, 2011. Mr. Moreau’s base salary was adjusted from $350,000 to $381,100 as of such date. Additionally, on September 15, 2011, Ms. Maggio’s base salary was increased from $300,000 to $340,000 to reflect her individual performance and to better align her compensation with persons serving in similar positions with those companies that comprise the 2011 Peer Group.

Additionally, the base salaries of each of Mr. Geller, Ms. Morefield, Mr. Moreau and Mr. Briggs were increased by 3% in February 2012. The 2012 base salaries of our NEOs are as follows:

Name	2012 Base Salary
Laurence S. Geller CBE	$795,675
Diane M. Morefield	$392,533
Richard J. Moreau	$392,533
Paula C. Maggio	$340,000
Stephen M. Briggs	$240,824

(2) Annual Bonus Awards

Our annual bonus award program provides our NEOs the opportunity to receive cash bonus awards. In 2011, the annual bonus program included a Company financial component and a discretionary component. The financial component was weighted at 25% of target bonus and the discretionary component was weighted at 75%

of target bonus. The compensation committee had previously determined the 2011 annual bonus should include a significant discretionary component because of the difficulty in establishing the annual budget for the year in light of the considerable number of transactions that were contemplated as part of the Company’s balance sheet restructuring plan.

In 2011, the metric for the financial component was “EBITDA” (as hereinafter defined) results against budgeted “EBITDA.” For computational purposes, “EBITDA” represents net income or loss attributable to the Company’s common stockholders excluding: (i) interest expense; (ii) income taxes, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income taxes and depreciation and amortization of our equity method investments, the effect of realizing deferred gains on our sale leasebacks, as well as the effect of gains or losses on sales of assets, early extinguishment of debt, impairment losses, foreign currency gains or losses and other non-recurring charges including the expense related to the VCP.

For the discretionary component of the bonus, the compensation committee considered the following in its subjective determination of the appropriate amount earned: personal performance, stock price appreciation and assessment of Company performance. In considering performance, the compensation committee made a subjective assessment regarding attainment of Company-wide objectives established by management and the Board in the first quarter of 2011. The compensation committee’s subjective determination on the discretionary component did not assign any specific weighting to the various objectives or other considerations.

The goals with respect to annual bonus awards are established at three separate levels—threshold, target and maximum.

Mr. Geller’s annual total target incentive was 100% of his base salary, or $772,500. Ms. Morefield and Mr. Moreau had target incentives of 75% of base salary, or $285,825. Ms. Maggio and Mr. Briggs had target incentives of 60% of base salary, or $204,000 and $140,286, respectively.

In 2011, to earn a target bonus on the Company financial component of the bonus, EBITDA was required to be at 100% of budgeted EBITDA. For 2011, budgeted EBITDA was $151,456,823 million. To earn a threshold bonus on the Company financial component of the bonus, EBITDA was required to be at 90% of budget. The threshold bonus on the Company financial component of the bonus was 50% of target of such component for the NEOs. If results were less than 90% of budgeted EBITDA, the NEOs would not be entitled to an award based on Company achievement of financial goals unless the compensation committee made a special determination otherwise. In 2011, to earn a maximum pay-out on the Company financial component of the bonus, EBITDA was required to be at least 107.5% of budgeted EBITDA. Pay-out at such maximum levels would be at 200% of the target incentive amount for Mr. Geller and at 150% of the target incentive amount for the other NEOs. To the extent final EBITDA results were between 90% and 107.5%, there would be a straight-line interpolation of the pay-out amount for the financial component.

For the discretionary component, the maximum pay-out would be 200% of target for Mr. Geller and 150% of target for the other NEOs unless the compensation committee made a special determination otherwise.

The following table shows the annual bonus plan components at threshold, target and maximum for each NEO:

	2011 Annual Bonus Plan Financial Component (25%)			2011 Annual Bonus Plan Discretionary Component (75%)			2011 Annual Bonus Plan Total
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Threshold	Target	Maximum
Laurence S. Geller CBE	$128,621	$193,125	$386,250	$385,864	$579,375	$1,158,750	$515,000	$772,500	$1,545,000
Diane M. Morefield	$35,728	$71,456	$107,184	$107,185	$214,369	$321,554	$142,913	$285,825	$428,738
Richard J. Moreau	$35,728	$71,456	$107,184	$107,185	$214,369	$321,554	$142,913	$285,825	$428,738
Paula C. Maggio	$25,500	$51,000	$76,500	$76,500	$153,000	$229,500	$102,000	$204,000	$306,000
Stephen M. Briggs	$17,536	$35,072	$52,608	$52,607	$105,214	$157,821	$70,143	$140,286	$210,429

The compensation committee also retains the discretion to pay discretionary supplemental bonuses outside the standard bonus program to the extent it deems appropriate.

Bonuses are paid in the first quarter of each year for the prior year’s performance once the compensation committee has had the opportunity to assess Company financial performance and accomplishments of the Company and its employees.

2011 Bonuses

Financial. For 2011, actual company EBITDA, as reported in 2012, was $154,790,124 million. Consequently, actual financial performance was 102.2% of budgeted EBITDA. Using straight-line interpolation, Mr. Geller earned 129.3% of target for the financial component of the 2011 bonus and the other NEOs earned 114.7% of target for the financial component of the 2011 bonus.

Discretionary. In reviewing the discretionary component of the bonus, the compensation committee found that the Company had accomplished all of its 2011 objectives. The material 2011 Company objectives and the performance against each such objective is described as follows:

2011 Company Objectives	2011 Accomplishments
Outperform revenue per available room (“RevPAR”) Index percentage change as compared to Smith Travel Research United States Comparables.	Achieved. Through year-end 2011, the RevPAR Index for our domestic hotels was 113.7, a 1.5% increase over 2010. Through year-end 2011, for our year-over-year same store domestic hotels, the RevPAR Index was 112.2, a 1.4% increase over 2010.
For North American consolidated hotels, exceed fiscal year 2010 gross operating profit margins by 100 basis points or more.	Achieved. The 2011 increase in gross operating profit margin for our year-over-year same store North American consolidated hotels was 150 basis points.
Restructure debt on the Hotel del Coronado, retaining an ownership position if possible, provided new capital investment meets the Company’s investment policy criteria.	Achieved. We closed on the complex Hotel del Coronado restructuring and recapitalization in February 2011.
Restructure debt on the Fairmont Scottsdale Princess, retaining an ownership position if possible, provided new capital investment meets the Company’s investment policy criteria.	Achieved. We closed on the complex Fairmont Scottsdale Princess restructuring and recapitalization in June 2011.
Refinance 2011 property level debt maturities for the InterContinental Chicago hotel and the InterContinental Miami hotel.

Achieved:

•    The refinancing of the loan encumbering the InterContinental Chicago hotel closed in July 2011.

•    The refinancing of the loan encumbering the InterContinental Miami hotel closed in July 2011.

Refinance 2012 property level maturities for the Ritz-Carlton Half Moon Bay and Loews Santa Monica Beach Hotel.

Achieved:

•    The loan secured by the Ritz-Carlton Half Moon Bay hotel was paid off and such hotel was pledged as collateral for our restructured line of credit. This was part of refinancing strategy that netted the Company $64 million in proceeds in the aggregate.

•    The refinancing of the loan encumbering the Loews Santa Monica Beach Hotel closed in July 2011.

2011 Company Objectives	2011 Accomplishments
Extend line of credit to March 2012; if possible, refinance and restructure line of credit on terms and structure that are more attractive than existing facility.	Achieved. The restructured line of credit closed in June 2011 on attractive terms that provide flexibility to meet corporate objectives, with a new maturity date of June 2015, including extension periods.
At year-end 2011, have a minimum of $150 million in liquidity (excluding payment, if any, of preferred dividends).	Achieved. We had liquidity of $265 million at year-end 2011, including payment for preferred tender offer.
Develop and implement plan to pay accrued preferred dividend.	Achieved. In November 2011, we launched an opportunistic tender offer for a certain portion of our preferred stock, at a 15% discount to par value and declared a deferred contingent dividend payable June 2012. The successful transaction closed in December 2011 and resulted in 3,247,507 shares of preferred stock being tendered. The accrued dividend was declared to have a payment date of June 29, 2012, provided certain conditions are met.
File a shelf registration statement in first quarter of 2011, assuming the Company is shelf eligible at such time.	Achieved. We filed a $500 million shelf registration statement on Form S-3 which was declared effective in March 2011.
In conjunction with annual proxy statement, obtain approval of stockholders to a re-loading of 2004 Incentive Plan.	Achieved. In May 2011, we received stockholder approval to increase the shares available under our 2004 Incentive Plan by 5,500,000.
Close on sale of leasehold interest at Marriott Champs-Elysees hotel.	Achieved. This transaction closed in April 2011 and we received proceeds of approximately $60 million.

Additionally, we executed several opportunistic transactions and achievements which were critically important in positioning us for future success, including the following:

•

Acquisition of the Four Seasons Jackson Hole and Four Seasons Silicon Valley hotels from affiliates of Woodbridge in exchange for an aggregate of 15,200,000 shares of our common stock at a value of $6.25 per share ($6.08 per share based on our March 11, 2011 closing date common stock closing price) and the concurrent private placement of an additional 8,000,000 shares of our common stock to an affiliate of the seller of the hotels at a price of $6.25 per share. These transactions served to continue to deleverage the balance sheet and grow the Company, while maintaining the Company’s asset quality.

•

Acquisition of the 49% interest owned by an affiliate of the Government of Singapore Investment Corporation in exchange for 10,798,846 shares of our common stock at a value of $6.50 per share as partial consideration ($6.51 per share based on our June 24, 2011 closing date common stock closing price). This transaction continued to delever the Company and ensured the Company had sole decision-making authority on this key asset.

•	Debt maturities staggered so that no year has more than 22% of our outstanding debt obligations maturing.

•

Significantly out-performed our peers in 2011 annual stock price performance. Our stock price performance for 2011 was 1.5%, whereas the average stock price performance of the companies against which we compare ourselves in our annual report to shareholders (Felcor Lodging Trust Inc., Host Hotels & Resorts, Hospitality Properties Trust, LaSalle Hotel Properties, Inc., and Sunstone Hotel Investors, Inc.) was -20.7%.

Supplemental. Because of the exceptional performance during the year and the contributions of the NEOs to the successful execution of critical transactions that well-positioned the Company for the future, the compensation committee approved supplemental bonuses for certain executives in excess of the amount calculated under the bonus formula; however, the Company-wide bonus pay-out was less than the maximum amount permitted under the bonus program.

The actual 2011 bonuses, paid in February 2012, are as shown on the table set forth below:

	2011 Cash Bonus
Name	EBITDA vs. Budget Component (25%)	Discretionary Component (75%)	Supplemental Award	Total 2011 Cash Bonus
Laurence S. Geller CBE	$249,711	$1,158,750	$136,539	$1,545,000	(1)
Diane M. Morefield	$81,960	$321,554	$75,224	$478,738	(2)
Richard J. Moreau	$81,960	$321,554	$75,224	$478,738	(2)
Paula C. Maggio	$58,497	$229,500	$68,003	$356,000	(2)
Stephen M. Briggs	$40,227	$157,821	$12,381	$210,429	(1)

(1)	Total 2011 cash bonus equals maximum bonus under bonus program.
(2)	Total 2011 cash bonus equals maximum bonus under bonus program plus $50,000.

(3) LTI Program

Restricted stock units (“RSUs”), performance-based RSUs or performance shares and stock options may be awarded as long-term incentives, and are used to balance the short-term focus of annual bonus awards by tying rewards to performance achieved over multi-year periods, as well as providing us with a tool to retain our NEOs.

Our compensation philosophy places great emphasis on long-term incentives, which is consistent with our goal of providing superior long-term stockholder value. Target values for the long-term component of compensation are generally set at the 75th percentile for our NEOs as described below.

Historic LTI Program

Restricted Stock Units

RSUs are grants of notional shares with time-based vesting restrictions. Each unit is worth one share of our common stock and the awards generally vest over a three-year period, with shares of common stock delivered to NEOs upon vesting (absent a deferral agreement). Unless provided otherwise in an agreement, unvested RSUs are forfeited when an executive’s service with the Company is terminated. The compensation committee believes that awards of RSUs create an incentive for senior executives to operate the Company in a manner that creates significant long-term value and also assists with retention of superior executive talent in critical positions.

Under Mr. Geller’s amended and restated employment agreement, in 2011 Mr. Geller was entitled to receive a grant of three-year time-vested RSUs with a value on the grant date equal to the lesser of (i) $900,000 and (ii) 125,000 RSUs. In accordance with his agreement, on February 24, 2011, Mr. Geller received a grant of 125,000 three-year time-vested RSUs, with a grant date value of $792,500.

For the other NEOs, annual grants have historically had a target value set at 100% of base salary. The actual award may be adjusted based on the executive’s performance, experience and expertise. In 2011, related to 2010 performance, the compensation committee awarded each other NEO an RSU grant at the target amount. In determining the value of the award, the compensation committee evaluated the compensation for each NEO in the aggregate and determined that notwithstanding exceptional performance in 2010, a target value award in 2011 was appropriate in light of the continuing challenges faced by the Company and the fact that the other NEOs were participants in the VCP. The value of the award was divided by the share price of the Company’s common stock on the grant date to determine the actual number of RSUs to be granted.

The following table describes the 2011 RSU grants to our NEOs other than Mr. Geller:

Named Executive Officer	Target Value	February 24, 2011 RSU Grant (# of RSUs)
Diane M. Morefield	$381,100	60,110
Richard J. Moreau	$350,000	55,205
Paula C. Maggio	$300,000	47,319
Stephen M. Briggs	$233,810	36,879

2012 LTI Program

In early 2012, upon consideration of (i) the superior performance of the NEOs in completing the balance sheet restructuring earlier than originally contemplated, (ii) the participants in the VCP agreeing to cap the amount of shares to be utilized in calculating the value of the pay-out under the VCP in 2012 and (iii) the desire to create a program with more stockholder return-based metrics, the compensation committee determined that a new long-term incentive program should begin as of January 1, 2012, with a performance period of 2012-2014 (such program, the “2012 LTI Program”). As previously described, the compensation committee engaged Vivient Consulting to assist with plan design for the 2012 LTI Program.

The objective of the 2012 LTI Program is to focus the NEOs on achieving significant share price growth over a three year time horizon and to reward executives for demonstrated stockholder value creation, as measured by a combination of absolute and relative total stockholder return (stock price appreciation plus the reinvestment of dividends).

The compensation committee determined that due to the superior performance of the NEOs in completing the balance sheet restructuring, success in navigating through the down-turn and each of their levels of experience and expertise, it continued to be appropriate to target the 75% percentile for long-term incentives. The following table describes the annual target value for each of our NEOs:

NEO	Target Annual LTI Award (expressed as % of Base Salary)	2011 Year-End Annual Base Salary ($)	2012 Target Annual LTI Award Opportunity ($)
Laurence S. Geller CBE	250%	$772,500	$1,931,250
Diane M. Morefield	160%	$381,100	$609,760
Richard J. Moreau	160%	$381,100	$609,760
Paula C. Maggio	150%	$340,000	$510,000
Stephen M. Briggs	110%	$233,800	$257,180

This 2012 LTI Program is comprised of a combination of a Performance Share Plan, or PSP, and time-based RSUs. For the 2012 LTI Program, the PSP comprises 67% of the target award and the time-based RSUs comprise 33% of the target award.

Performance Share Plan (PSP)

The compensation committee has determined that a PSP should be a key element of the 2012 LTI Program. Under a PSP, performance shares are earned based on attainment of specified performance measures, typically measured over a three-year period. A PSP ensures a strong link between pay and sustained long-term performance of the Company, as the executive’s ability to earn shares is diminished if performance goals are not achieved and sustained.

With respect to our NEOs, the compensation committee determined that 67% of the value of their long-term incentives should be in the form of a PSP. Because the compensation committee felt it important to motivate the

NEOs over a longer-time horizon, the PSP was designed to be a 3-year program, for the performance period of 2012-2014 and the opportunity to earn shares under the PSP would be tested as of year-end 2014. The key performance metric for the PSP was determined to be relative total stockholder return (share price appreciation plus dividend) (“TSR”) of the Company. For the PSP, 75% of the award will be tested relative to the companies that comprise the SNL Lodging Index and 25% of the award will be tested relative to the companies that comprise the MSCI US REIT Index. The compensation committee determined that it was appropriate to have 75% of the PSP performance weighted against the companies in the SNL Lodging Index because this index is comprised only of hotel REITs and best reflects the product class against which investors assess the Company’s performance. The 25% of the PSP judged relative to the MSCI US REIT Index was determined to be appropriate because it contains approximately 90% of all publicly-traded REITs across all real estate classes and is a broader group of companies against which to measure performance. The compensation committee elected to benchmark the TSR measure against recognized industry indices in an effort to gauge performance with respect to objective third-party stock indices.

The performance period for the PSP began on January 2, 2012 and ends on December 31, 2014. In light of the volatility in the Company’s stock price, the compensation committee elected to determine TSR for the Company, and for the companies in the indices against which the Company is being ranked, by using as a starting stock price the average closing stock price for the 60 trading days ending December 31, 2011. This results in a starting stock price for the Company of $5.09. To determine the ending stock price as of year-end 2014, the calculation for the Company and for the companies in the indices against which the Company is being ranked will be the average closing stock price for the 60 trading days ending December 31, 2014.

To determine the number of shares granted at target under the PSP, the compensation committee awarded the PSP at the grant date stock price. Consequently, for each NEO, the PSP grants equaled 67% of the annual target value divided by the February 21, 2012 grant date closing stock price ($6.15) as follows:

NEO	LTI Target for PSP (67% of Target) ($)	PSP February 21, 2012 Grant (# Shares)
Laurence S. Geller CBE	$1,293,938	210,396
Diane M. Morefield	$408,539	66,429
Richard J. Moreau	$408,539	66,429
Paula C. Maggio	$341,700	55,561
Stephen M. Briggs	$172,318	28,019

After year-end 2014, based on the TSR results, the NEOs are eligible to receive between 0 and 150% of the number of targeted shares under the PSP as further described below:

BEE TSR Percentile Rank vs. Companies in the SNL Lodging Index (75% weighting)		BEE TSR Percentile Rank vs. Companies in the MSCI US REIT Index (25% weighting)
Percentile Rank	SNL Multiple of Target Shares Earned	Percentile Rank	MSCI Multiple of Target Shares Earned
100%	1.50	100%	1.50
75%	1.25	75%	1.25
50%	1.00	50%	1.00
25%	0.50	25%	0.50
Below 25%	0	Below 25%	0

Note: Linear interpolation between discrete points

Additionally, if performance by the Company against either component is at the 85th percentile or higher, the NEOs will earn an additional 10% of the original target grant for such component.

Restricted Stock Units

RSUs comprise 33% of the target award under the 2012 LTI Program. To determine the number of RSUs granted, the compensation committee calculated the grants by dividing the target award by the February 21, 2012 grant date closing stock price ($6.15). Notwithstanding, in light of the contractual right of Mr. Geller under his amended and restated employment agreement, the compensation committee agreed Mr. Geller’s 2012 RSU grant would equal the greater of (i) the number of RSUs calculated by dividing 33% of his target award by the Company’s grant date stock price and (ii) 125,000. This formula resulted in an RSU grant to Mr. Geller of 125,000.

In 2012, the three-year time-vested RSU grants made to our NEOs, which vest annually in equal tranches over a three-year period beginning January 1, 2013, are detailed in the table below:

NEO	LTI Value of RSU (33% of Target)		RSU February 21, 2012 Grant (# of shares)
Laurence S. Geller CBE	$768,750	(1)	125,000
Diane M. Morefield	$201,220		32,719
Richard J. Moreau	$201,220		32,719
Paula C. Maggio	$168,300		27,366
Stephen M. Briggs	$84,869		13,800

(1)	In light of Mr. Geller’s employment agreement, Mr. Geller received a grant of 125,000 RSUs, which comprises 39% of target LTI.

Value Creation Plan

On August 27, 2009, we adopted the VCP to further align the interests and efforts of key employees, including our NEOs, to the interests of our stockholders and to provide key employees an added incentive to create stockholder value and to work towards our growth and success. The VCP provides for up to 2.5% of our market capitalization (limited to a maximum market capitalization based on a common stock price of $20 per share) to be provided to participants in the VCP in 2012 if the highest average closing price of our common stock during certain consecutive twenty trading day periods in 2012 is at least $4.00 (the “Normal Distribution Amount”). The Normal Distribution Amount is to be paid on a quarterly basis during 2012. In addition, if a Change of Control (as defined in the VCP) occurs at any time prior to December 31, 2012, participants in the VCP will generally not be entitled to the Normal Distribution Amount and will instead be entitled to receive 2.5% of our market capitalization based on the value of a share of our common stock upon the Change of Control (the “Change of Control Price”), regardless of the Change of Control Price and regardless of whether the share price is at least the $4.00 minimum or greater than the $20.00 maximum for calculating Normal Distribution Amounts.

The compensation committee established the $4.00 threshold stock price for pay-out in 2012 based on the recommendation of Vivient and on a number of other factors, including the then current stock price of $1.21, the historical 52-week trading range, the difficult economic environment for the Company at such time and the target stock price as published in analyst reports at such time. The compensation committee determined that the stock price in 2012 is critical due to important debt maturities of the Company on or before that time. A total of one million VCP units (the “VCP Units”) (representing the opportunity to earn an amount equal to 2.5% of our market capitalization) can be allocated to key employees participating in the VCP.

Value Creation Plan Cap

In May 2011, in light of concerns raised regarding certain design elements of the VCP, the VCP was modified to exclude from the calculation of market capitalization under the VCP the approximately 10.8 million shares of our common stock issued to an affiliate of the Government of Singapore Investment Corporation as part of our acquisition of the 49% interest in the InterContinental Chicago hotel previously held by the Government of Singapore Investment Corporation.

Additionally, in February 2012, the VCP was again modified and the total shares to be used for the market capitalization calculation were capped at 174,828,353, even if we were to issue additional common equity during 2012.

Awards Under Value Creation Plan

Of the 1,000,000 VCP Units, the compensation committee has granted Mr. Geller 600,000 VCP Units. In determining the level of the grant, the compensation committee and Vivient reviewed Mr. Geller’s award of 600,000 VCP Units and his annual grant of time-vested RSUs under his amended and restated employment agreement to ensure that Mr. Geller’s payout for long-term incentive compensation over the approximately three-year term of his agreement did not exceed 2.1% of total market capitalization of the Company for such period, or approximately .7% of total market capitalization for each of 2010, 2011 and 2012. Mr. Geller forfeits VCP Units under the VCP if he voluntarily terminates employment or his employment is terminated for cause (as defined in the Agreement). If Mr. Geller’s employment is terminated without cause or he has a constructive termination or he dies or becomes disabled, Mr. Geller or his estate will be entitled to keep the VCP Units granted to him and be paid in accordance with the terms of the VCP. Payments upon a VCP Unit distribution may be made in cash, in shares of our common stock (subject to approval by the stockholders of the Company), in some combination thereof or in any other manner approved by the committee of the Board administering the VCP.

In February 2010, after consideration of the need to motivate and retain the NEOs and to better align them with stockholders, the compensation committee granted the other NEOs awards under the VCP. Such awards were determined in the compensation committee’s subjective discretion, based on the recommendation of the CEO. For the NEOs other than Mr. Geller, upon any termination of employment, other than by death or disability, prior to January 1, 2012, the award of VCP Units will be forfeited. For a termination of employment without cause or constructive termination in 2012 or by death or disability, a pro-rata portion of the VCP Units will be earned in 2012. The awards made to the other NEOs were:

Name	VCP Units	% Market Capitalization
Diane M. Morefield(1)	90,000	0.225%
Richard J. Moreau	90,000	0.225%
Paula C. Maggio	70,000	0.175%
Stephen M. Briggs	70,000	0.175%

(1)	Ms. Morefield joined the Company on April 12, 2010 and her award of VCP Units was made as of May 3, 2010.

The remainder of VCP Units have been allocated to other key employees of the Company who are not NEOs.

Deferral Program under Value Creation Plan

On June 29, 2011, the Company and Mr. Geller entered into the Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program (“Deferral Program”) pursuant to which Mr. Geller elected to defer 50% of his share of the Normal Distribution Amount that may be paid under the VCP and to have such Normal Distribution Amount converted into stock units on the basis of the fair market value of a share of our common stock at the time the Normal Distribution Amount would have otherwise been paid. Each stock unit under the Deferral Program will be converted on a one-for-one basis into a share of our common stock on January 2, 2014 or, if earlier, upon a change-of-control of the Company or the first business day of the calendar month following six months after Mr. Geller’s termination of employment.

(4) Perquisites and Other Benefits

We provide executive officers with a limited number of perquisites that we and the compensation committee believe are reasonable and consistent with our industry. The compensation committee reviews the perquisites annually. Certain perquisites are discussed in further detail in footnotes 4 and 5 to the summary compensation table under “—2011 Summary Compensation Table” on page 34.

(5) Retirement

We do not have a defined benefit pension plan. The Strategic Hotel Funding, L.L.C. 401(k) Plan is a retirement savings plan pursuant to which all U.S. based employees, including the NEOs, are able to contribute and also receive a dollar-for-dollar Company matching contribution based on the level contributed by the employee capped at 6% and subject to the compensation limits for qualified plans. In the event of achievement of our financial goals, we retain discretion to provide an additional contribution to the accounts of all employees participating in the 401(k) plan. In 2011, we did not make any discretionary additional contributions.

(6) Employment Agreements

We have an employment agreement with Mr. Geller. The employment agreement is intended to ensure retention of Mr. Geller as the critical member of the management team and to motivate Mr. Geller to achieve superior long-term results on behalf of the Company.

We entered into an amended and restated employment agreement with Mr. Geller in August 2009. Mr. Geller’s prior agreement was scheduled to expire December 31, 2009, and the Board felt it was important and in our best interest to retain Mr. Geller’s expertise and services for an extended period, through December 31, 2012. As part of the agreement, Mr. Geller gave up his right to any parachute tax gross-up. The compensation program structure includes base salary, annual incentive bonus opportunity, annual award of RSUs and a one-time award of VCP Units. The compensation committee believes that such plan design appropriately motivates and incents Mr. Geller and aligns his interests with the interests of the stockholders.

Although the other NEOs do not have employment agreements, in 2008, we entered into an agreement with Mr. Moreau, Ms. Maggio and Mr. Briggs regarding severance in the event of termination without cause, constructive termination or change in control. We entered into a similar agreement with Ms. Morefield on April 12, 2010. See “—Employment Agreements and Potential Post-Termination Payments—Severance Program” beginning on page 41. At such time, the compensation committee reviewed severance protections for executive officers of the Company’s peer group of companies and determined that entering into the agreements provided contractual severance protections in the event of termination without cause or a change-in-control and would be consistent with protections found at peer companies.

Additionally, the 2004 Incentive Plan contains “single trigger” vesting of equity awards upon a change-in-control. Although we believe that such “single trigger” vesting provides a reasonable measure of security to the NEOs that the long-term component of their compensation is not put at risk should the Company undergo such a transaction and ensures that the NEOs would not have objections to a transaction favorable to stockholders based on loss or impairment of their equity compensation value, in February 2012 we amended the 2004 Incentive Plan to allow the Company to grant awards subject to a double-trigger vesting upon a change-in-control. In conjunction with this amendment, the 2012 LTI Program requires a double-trigger for vesting of the grants to our NEOs, other than Mr. Geller.

V.	Timing of Equity Grants

Historically, grants of equity-based awards under our LTI Program are determined by the compensation committee and have typically been made in February or March of each calendar year following review by the compensation committee of the prior year’s Company and individual performance. Grants may also be awarded at other times of the year upon execution of a new employment agreement, or in a new hire or promotion situation. If the approved RSU or performance share grant is set forth in dollars, the number of RSUs historically was determined using the closing price of our common stock on the date of the grant. The compensation committee will approve such grants on (or possibly before) the grant date. The compensation committee retains the discretion to award grants of RSUs, stock options or performance shares at other times during the year if it determines such action is appropriate.

VI.	Adjustment or Recovery of Awards

To the extent that any of our financial results are misstated as a result of Mr. Geller’s willful misconduct or gross negligence and financial results are subsequently restated downward which would result in lower awards to Mr. Geller, Mr. Geller’s employment agreement provides for offsets to future amounts due and/or clawbacks against past amounts paid pursuant to compensatory awards.

In addition, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, Mr. Geller and Ms. Morefield must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities during those 12 months.

VII.	Consideration of Prior Amounts Realized

In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

VIII.	Stock Ownership Guidelines and Hedging Policies

The compensation committee has adopted stock ownership guidelines that are intended to require executive officers to own stock, or RSUs, in the Company equal to a percentage of their base salary, depending on their position. Mr. Geller is required to own stock or RSUs equal to five times his base salary and the other NEOs are required to own stock or RSUs equal to three times their base salary. Executives are required to reach these levels within five years of the later of commencement of employment or promotion to such executive level. Our NEOs are in compliance with this guideline as of April 2, 2012. Other than these guidelines, there are no mandated equity holding periods for management.

We also maintain a policy that prohibits executives from holding Company securities in a margin account or pledging our securities as collateral for a loan. An exception exists if the executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resort to the pledged securities. None of our executives have pledged shares in this manner.

IX.	Impact of Tax and Accounting

As a general matter, the compensation committee takes into account the various tax and accounting implications of compensation vehicles employed by us.

When determining amounts of long-term incentive grants to executives and employees, the compensation committee examines the accounting expense associated with the grants. Under Financial Accounting Standards

Board ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for us. The accounting charge is equal to the grant date fair value of the instruments being issued. For RSUs, the expense is equal to the fair value of the stock on the date of grant times the number of shares or units granted. This expense is amortized over the requisite service period or vesting period of the instruments. We have accounted for the VCP as a liability award, except for that part of the VCP subject to the Deferral Program, which is accounted for as an equity award as of the date of the Deferral Program. The fair value of the VCP accounted for as a liability award will be re-measured at the end of each reporting period, and we will make adjustments to the compensation expense and liability to reflect the fair value.

Compensation Committee Report

The compensation committee of the Board of Directors, or the Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, recommends to the Board that it be included in our annual report on Form 10-K and our proxy statement.

Compensation Committee

James A. Jeffs (Chairman)

Raymond L. Gellein, Jr.

Richard D. Kincaid

Eugene F. Reilly

Sheli Z. Rosenberg

The following table sets forth for the year indicated the annual compensation of our CEO, our CFO and our other NEOs.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compen- sation ($)		Change in pension value and nonqualified deferred compensation earnings ($)	All other compen- sation ($)(2)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)		(h)	(i)		(j)
Laurence S. Geller CBE	2011	$771,635	$136,359	(3)	$1,542,503	—	$1,408,641	(3)	—	$45,200	(4)	$3,904,338
President and Chief Executive Officer	2010	$750,000	$275,000		$333,750	—	$1,225,000		—	$14,700		$2,598,450
	2009	$750,000	—		$107,250	—	$615,000		—	$33,804		$1,506,054

Diane M. Morefield(6)	2011	$380,673	$75,225	(3)	$485,162	—	$403,513	(3)	—	$14,700	(5)	$1,359,273
Executive Vice President, Chief Financial Officer	2010	$256,154	$16,188		$582,250	—	$365,375		—	$14,700		$1,234,667

Richard J. Moreau	2011	$357,053	$75,225	(3)	$471,874	—	$403,513	(3)	—	$14,700	(5)	$1,322,365
Executive Vice President and Chief Operating Officer	2010	$325,000	$44,688		$173,550	—	$320,977		—	$14,700		$878,915
	2009	$325,000	—		$52,813	—	$199,875		—	$14,700		$592,388

Paula C. Maggio	2011	$309,346	$68,003	(3)	$361,875	—	$287,997	(3)	—	$14,700	(5)	$1,041,921
Senior Vice President, Secretary & General Counsel	2010	$274,039	$9,625		$146,850	—	$217,250		—	$14,700		$662,464
	2009	$250,000	—		$40,625	—	$123,000		—	$14,700		$428,325

Stephen M. Briggs	2011	$233,548	$38,684	(3)	$267,865	—	$171,745	(3)	—	$14,700	(5)	$726,542
Senior Vice President,	2010	$227,000	—		$121,218	—	$170,250		—	$14,700		$533,168
Chief Accounting Officer	2009	$227,000	—		$36,888	—	$111,684		—	$14,700		$390,272

(1)	These columns represent the grant date fair value of the awards granted calculated in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Stock awards granted in 2011 relate to 2010 performance. Grants made in 2012 relate to 2011 performance and are detailed in the “2012 LTI Program” section of the compensation discussion and analysis, beginning on page 27.
(2)	Each NEO received a 401(K) matching contribution of $14,700 in 2011.
(3)	Sum of “Bonus” column and “Non-equity Incentive Plan Compensation” column equals full cash bonus for 2011.
(4)	Includes perquisites in the total amount of $30,500, comprised of parking at our headquarters ($4,750), medical provider costs ($15,000), wellness services ($7,650), personal transportation ($2,146), and complimentary or discounted services for executive or family for personal use at hotels owned by us and personal services performed by Company employees. The amounts reflect the aggregate incremental cost to us.
(5)	The aggregate incremental cost to us for perquisites for Ms. Morefield, Mr. Moreau, Ms. Maggio and Mr. Briggs in 2011 did not exceed $10,000.
(6)	Ms. Morefield’s employment with us began April 12, 2010.

2011 Grants of Plan-Based Awards Table

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair- value of stock & option awards(3)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	(i)	(j)	(k)	(l)
Laurence S. Geller CBE	2/24/2011	$515,000	$772,500	$1,545,000	—	—	—	243,297	—	—	$1,542,503
Diane M. Morefield	2/24/2011	$142,913	$285,825	$428,738	—	—	—	76,524	—	—	$485,162
Richard J. Moreau	2/24/2011	$142,913	$285,825	$428,738	—	—	—	74,428	—	—	$471,874
Paula C. Maggio	2/24/2011	$102,000	$204,000	$306,000	—	—	—	57,078	—	—	$361,875
Stephen M. Briggs	2/24/2011	$70,143	$140,286	$210,429	—	—	—	42,250	—	—	$267,865

(1)	These columns show the potential value of the payout for each NEO if the threshold, target or maximum goals are satisfied for all components of the non-equity incentive plan award for 2011. The performance goals, salary and bonus multiples for determining the payout are described under “—Compensation Discussion and Analysis” beginning on page 19.
(2)	Column shows stock awards granted in 2011 as well as 2010 bonus award earned in excess of target which was banked, pursuant to 2010 bonus program guidelines, until certain events occur. Each NEO chose to have such banked bonus converted to RSUs, which vest upon satisfaction of certain conditions. The breakdown between the annual RSU grant and the banked bonus is as follows:

Name	Annual RSU Award (# shares)	Banked Bonus (# shares)
Laurence S. Geller CBE	125,000	118,297
Diane M. Morefield	60,110	16,414
Richard J. Moreau	55,205	19,223
Paula C. Maggio	47,319	9,759
Stephen M. Briggs	36,879	5,371

(3)	This column shows the full grant date fair value of the stock awards granted to the NEOs in 2011 and described under column (i) in accordance with Financial Accounting Standards Board ASC Topic 718. Generally, the full grant date fair value is the amount we would expense in our financial statements over the vesting period of the award.

2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Laurence S. Geller CBE	669,797(1)	—	—	$20.40	—	9/7/2016	351,631	$1,888,258	—	—
Diane M. Morefield	—	—	—	—	—	—	133,191	$715,236	—	—
Richard J. Moreau	—	—	—	—	—	—	144,846	$777,823	—	—
Paula C. Maggio	—	—	—	—	—	—	114,579	$615,289	—	—
Stephen M. Briggs	—	—	—	—	—	—	91,435	$491,006	—	—

(1)	Options granted September 7, 2006 pursuant to Mr. Geller’s then amended and restated employment agreement.
(2)	The vesting schedules for the awards to our NEOs, outstanding as of December 31, 2011, are as follows:

Laurence S. Geller CBE:
			Vesting
Grant Date	Total Award	Vested	2012	2013	2014	Total Unvested
8/27/2009	75,000	50,000	25,000			25,000
2/25/2010	125,000	41,666	41,667	41,667		83,334
2/24/2011	125,000	—	41,666	41,667	41,667	125,000
2/24/2011	118,297	—	118,297			118,297

		91,666				351,631
Diane M. Morefield:
			Vesting
Grant Date	Total Award	Vested	2012	2013	2014	Total Unvested
5/3/2010	85,000	28,333	28,333	28,334		56,667
2/24/2011	60,110	—	20,036	20,037	20,037	60,110
2/24/2011	16,414	—	16,414			16,414

		28,333				133,191
Richard J. Moreau:
			Vesting
Grant Date	Total Award	Vested	2012	2013	2014	Total Unvested
3/20/2009	81,250	54,166	27,084			27,084
2/25/2010	65,000	21,666	21,667	21,667		43,334
2/24/2011	55,205	—	18,401	18,402	18,402	55,205
2/24/2011	19,223	—	19,223			19,223

		75,832				144,846
Paula C. Maggio:
			Vesting
Grant Date	Total Award	Vested	2012	2013	2014	Total Unvested
3/20/2009	62,500	41,666	20,834			20,834
2/25/2010	55,000	18,333	18,333	18,334		36,667
2/24/2011	47,319	—	15,773	15,773	15,773	47,319
2/24/2011	9,759	—	9,759			9,759

		59,999				114,579
Stephen M. Briggs:
			Vesting
Grant Date	Total Award	Vested	2012	2013	2014	Total Unvested
3/20/2009	56,750	37,832	18,918			18,918
2/25/2010	45,400	15,133	15,133	15,134		30,267
2/24/2011	36,879	—	12,293	12,293	12,293	36,879
2/24/2011	5,371	—	5,371			5,371

		52,965				91,435

(3)	Market value calculated based on our closing stock price as of December 30, 2011 ($5.37).

2011 Option Exercises and Stock Vested Table

	Stock awards
Name	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
(a)	(d)	(e)
Laurence S. Geller CBE	66,666	$385,662
Diane M. Morefield	28,333	$187,848
Richard J. Moreau	48,749	$313,456
Paula C. Maggio	39,166	$251,837
Stephen M. Briggs	34,049	$218,935

(1)	This column represents the number of stock awards previously issued under the our 2004 Incentive Plan which vested during 2011. The value was calculated by multiplying the number of stock awards that were vesting by the closing price on the vesting date. No options were exercised during 2011.
(2)	Receipt of some or all of the stock awards may have been deferred. See the “2011 Nonqualified Deferred Compensation Plan Table,” below.

2011 Nonqualified Deferred Compensation Plan Table

The following table sets forth certain information with respect to deferrals made by our NEOs pursuant to our equity compensation plan, the earnings thereon and the aggregate balance at December 31, 2011:

Name (a)	Executive contributions in last FY ($)(1) (b)	Registrant contributions in last FY ($) (c)	Aggregate earnings in last FY ($)(2) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($)(3) (f)
Laurence S. Geller CBE	$385,662	—	$(25,666)	—	$492,246
Diane M. Morefield	—	—	—	—	—
Richard J. Moreau	$313,456	—	$(40,707)	—	$997,950
Paula C. Maggio	—	—	—	—	—
Stephen M. Briggs	—	—	—	—	—

(1)	These amounts reflect the value of RSUs which vested during 2011 and were deferred by the NEO. The value was determined based on the number of RSUs vested and deferred multiplied by the closing price on the vesting date.
(2)	Amount reflects the increase in vested and deferred RSU value during 2011.
(3)	Amount reflects the number of aggregate vested and deferred RSUs multiplied by the stock closing price on December 30, 2011 ($5.37).

2011 Director Compensation Table

The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2011:

2011 DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid In Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert P. Bowen	$97,500	$50,004	—	—	—	—	$147,504
Kenneth Fisher	$63,500	$50,004	—	—	—	—	$113,504
Raymond L. Gellein, Jr.	$94,000	$70,002	—	—	—	—	$164,002
James A. Jeffs	$97,000	$50,004	—	—	—	—	$147,004
Richard D. Kincaid	$75,500	$50,004	—	—	—	—	$125,504
Sir David M.C. Michels(1)	$48,500	$50,004	—	—	—	—	$98,504
William A. Prezant	$80,500	$50,004	—	—	—	—	$130,504
Eugene F. Reilly	$69,500	$50,004	—	—	—	—	$119,504
Sheli Z. Rosenberg(3)	—	—	—	—	—	—	—

(1)	The cash compensation program for our Board is as follows:

Annual Retainer	$35,000
Chairman of the Board (additional retainer)	$20,000
Chairman of the Audit Committee (additional retainer)	$25,000
Chairman of the Corporate Governance and Nominating Committee (additional retainer)	$8,000
Chairman of the Compensation Committee (additional retainer)	$20,000
Board Meeting Fee	$1,500
Committee Meeting Fee	$1,500

(2)	Annual stock awards are fully-vested RSUs valued at the lesser of 12,500 RSUs or $50,000 in value, with the exception of our Chairman of the Board, who receives the lesser of 17,500 RSUs or $70,000 in value. Such grants are rounded to the nearest whole share.
(3)	Ms. Rosenberg was appointed to the Board on March 21, 2012. Consequently, she did not earn Board compensation from the Company in 2011.

Employment Agreements and Potential Post-Termination Payments

Laurence S. Geller Employment Agreement

A.	General

On August 27, 2009 (the “Effective Date”), we entered into an amended and restated employment agreement (the “Agreement”) with our president and CEO, Laurence S. Geller, pursuant to which Mr. Geller will serve as our president and CEO through December 31, 2012 (the “Agreement Term”), subject to earlier termination under certain circumstances as described below. The Agreement also obligates us to nominate Mr. Geller for election to the Board during the Agreement Term. As part of the Agreement, Mr. Geller gave up his right to any parachute tax gross-up. The Agreement provides that payments and benefits to Mr. Geller are cutback if such cutback would result in a greater net after-tax amount to Mr. Geller versus Mr. Geller receiving the payments and benefits subject to parachute excise taxes.

Under the Agreement, Mr. Geller will continue to receive a base salary at an annual rate of $750,000, which may be increased from time to time, subject to annual review by the compensation committee of the Board.

Mr. Geller will be eligible to receive an annual cash performance-based bonus between 66-2/3% and 200% of base salary, with a target bonus of 100% of base salary. Such bonus is determined in part by the achievement of certain formulaic Company financial results established by the compensation committee and Mr. Geller at the beginning of the year and in part by an assessment by the compensation committee of Mr. Geller’s performance for the year. The compensation committee may in its discretion award additional incentive compensation during the Agreement Term.

Pursuant to the Agreement, Mr. Geller was granted, as of the Effective Date and pursuant to our VCP, an award of 600,000 VCP Units providing Mr. Geller with the opportunity to earn an amount equal to 1.5% of our market capitalization. In addition, as of the Effective Date, Mr. Geller was granted an award of 75,000 RSUs. The RSUs will vest in three equal annual installments, subject to acceleration upon certain events and other terms of the Agreement. The Agreement provides that during the first quarter of each fiscal year during the Agreement Term, we will grant to Mr. Geller RSUs with respect to a number of shares of our common stock equal to the lower of (i) 120% of Mr. Geller’s base salary divided by the closing price of a share of our common stock on the date of the grant of the RSU or (ii) 125,000. Such annual RSU grants will vest in three annual installments commencing on the first January 1st after the grant of such RSUs, subject to acceleration upon certain events and other terms of the Agreement. RSU awards are also subject to the terms and conditions of our 2004 Incentive Plan. Each RSU award granted under the Agreement will provide for the accrual of dividend equivalents, if any, until the date of delivery.

The Agreement Term will automatically be extended for 12-month periods, unless we or Mr. Geller give the other party notice to the contrary by October 1, 2012 or by October 1 of any succeeding year, except that upon a Change in Control (as defined in the Agreement), the Agreement Term will extend for at least 24 months from the date of the Change in Control.

We may terminate Mr. Geller’s employment upon his death, upon a disability as defined in the Agreement or for “cause” as defined in the Agreement. Cause is defined as: (i) any conduct related to the Company involving gross negligence, gross mismanagement, or the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of our Code of Business Conduct and Ethics that could be expected to result in a detrimental impact on the reputation, goodwill or business position of the Company; (iii) gross obstruction of business operations or illegal or disreputable conduct by Mr. Geller that could be expected to impair our reputation, goodwill or business position and any acts that violate any policy relating to discrimination or harassment; (iv) commission of a felony or a crime involving moral turpitude; or (v) any action involving a material breach of the terms of the agreement, including material inattention to or material neglect of duties, and such action continues for 30 days following receipt of written notice from the Board.

Mr. Geller’s termination of employment will be considered a constructive termination if, without his written consent, we, among other things, reduce his salary or bonus opportunity, materially reduce his duties or authority or relocate our principal offices outside the Chicago metropolitan area. We may also terminate Mr. Geller’s employment without cause at any time by written notice to Mr. Geller. Mr. Geller may terminate his employment at any time by voluntary resignation by written notice to us.

In the event of Mr. Geller’s death or disability anytime during the Agreement Term and our termination of Mr. Geller other than for cause or Mr. Geller’s constructive termination prior to or more than 24 months after a Change in Control, Mr. Geller is entitled to the following post-termination benefits: (a) Accrued Benefits, (b) a lump sum equal to two times the sum of his base salary then in effect plus the higher of his target bonus or the average of the three most recent annual bonuses earned, (c) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in a lump sum, (d) continued medical coverage for 24 months and (e) RSUs become immediately payable and all restrictions on any restricted stock and other share-based awards lapse, all options immediately vest and remain exercisable for up to five years, earned Performance Shares become immediately vested and the award of VCP Units is deemed vested.

In the event of Mr. Geller’s constructive termination or termination by us without cause on or within 24 months following a Change in Control, Mr. Geller is entitled to the following post termination benefits: (a) the Accrued Benefits, (b) a lump-sum amount equal to three times the sum of his base salary then in effect plus the higher of his target bonus or the average of the three most recent annual bonuses, (c) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in lump sum, (d) continued medical coverage for 36 months following the date of termination, and (e) RSUs become immediately payable and all restrictions on any restricted stock and other share-based awards lapse, all options immediately vest and remain exercisable for up to five years following the date of termination, earned Performance Shares become immediately vested and the award of VCP Units is deemed vested.

The Agreement also contains non-solicitation and confidentiality provisions. The non-solicitation of employees (other than Mr. Geller’s executive assistant) provision applies during the term of employment and for a period of 12 months thereafter.

The following table quantifies the amounts that we would owe Mr. Geller upon each of the termination or change in control triggers discussed above (if such had occurred on December 31, 2011):

Laurence S. Geller CBE
Executive Benefits and Payments Upon Termination(a)(b)(c)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination		Upon CIC or within 24 months after CIC, either: 1) Termination without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	$1,545,000		N/A		$1,545,000		$2,317,500
Short-Term Incentive	N/A	$1,545,000		N/A		$1,545,000		$2,317,500
Pro-rata Bonus for Year	N/A	$772,500		N/A		$772,500		$772,500
Value of Accelerated Awards
Options	N/A	0	(d)	0	(d)	0	(d)	0	(d)
RSUs	N/A	$1,886,809		$1,886,809		$1,886,809		$1,886,809	(e)
VCP	N/A	$14,082,423	(f)	$14,082,423	(f)	$14,082,423	(f)	$14,082,423	(f)
Value of Perquisites and Benefits
Accrued Vacation	$89,113	$89,113		N/A		$89,113		$89,113
Health Care	N/A	N/A		N/A		$35,754		$53,631

Total	$89,113	$19,920,845		$15,969,232		$19,956,599		$21,519,476

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2011, and are based on our closing stock price as of December 30, 2011 ($5.37).
(c)	As an employee, Mr. Geller participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	Options are calculated as 0 because the exercise price is in excess of the closing stock price as of December 30, 2011 ($5.37).
(e)	Additional awards granted after change in control would be subject to accelerated vesting upon such termination. Awards outstanding at the change in control would accelerate upon the change in control.
(f)	Employment Agreement provides that upon death, disability, termination without cause or constructive termination, such VCP Units are retained and earned, if applicable, in 2012 or upon a change of control. Calculated assuming the closing stock price on December 30, 2011 of $5.37 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2011, or 174,828,353.

Diane M. Morefield Offer Letter

On March 9, 2010, the Board appointed Ms. Diane M. Morefield to serve as Executive Vice President and CFO of the Company, effective April 12, 2010. We provided Ms. Morefield with written severance protections consistent with severance protections made available to the Company’s NEOs, other than the CEO, as further described below.

Severance Program

NEOs other than Mr. Geller are each parties to an agreement pursuant to which if the NEO is terminated without “cause” (as defined below) or experiences a “constructive termination” (as defined below), each NEO would be entitled to (i) severance pay equal to one times (two times if the termination is by reasons of a change-in-control, as defined in our 2004 Incentive Plan, as described above) base salary plus target bonus of (a) 75% of base salary for Ms. Morefield and Mr. Moreau and (b) 60% of base salary for Ms. Maggio and Mr. Briggs, (ii) pro-rata target bonus for the year of termination and (iii) continuation of medical coverage for 12 months (24 months if the termination is by reason of a change-in-control). Such termination will cause all RSUs scheduled to vest within the one-year period following termination (and all RSUs by reason of a change-in-control) to immediately and fully vest. The agreement also provides certain accelerated vesting and earning of performance shares.

For purposes of the agreements, the definition of “cause” is: (i) the willful and continued failure by the NEO, after notice and opportunity to cure, to substantially perform duties, (ii) willful gross misconduct involving serious moral turpitude of breach of loyalty, (iii) conviction of felony, crime involving fraud or other illegal conduct injurious to the Company, (iv) a material breach of material written policies, (v) willful dishonesty in connection with Company business, (vi) willfully impeding, obstructing or failing to cooperate with a Board authorized investigation or (vii) the willful withholding, removing, concealing or falsifying material during an investigation.

“Constructive Termination” means (i) we materially reduce the executive’s base salary or bonus opportunity or materially breach the agreement; (ii) we materially reduce the executive’s duties or authority, or materially restrict the executive’s ability to communicate with our CEO or the Board or a committee of the Board; (iii) we relocate our principal offices, or the executive’s principal place of employment, outside the Chicago metropolitan area; or (iv) any successor to the Company, or the Company itself following a change-in-control, fails to assume the employment agreement or affirm its obligations hereunder in any material respect.

For the purposes of the agreements, the definition of “change-in-control” in the 2004 Incentive Plan was used. For purposes of the 2004 Incentive Plan, a “change-in-control” means the happening of any of the following:

•

any person or entity, including a “group”, has or acquires beneficial ownership of 25% or more of the combined voting power of our then outstanding securities entitled to vote generally in the election of directors (not including voting securities held by us or companies related to us or any employee benefit plan of ours or our related companies);

•

the individuals who, as of the beginning of the period commencing two years prior to the date on which the occurrence of a change-in-control is to be determined (or who have been approved by a vote of at least two-thirds of the members of the Board), constitute our Board, cease for any reason to constitute more than 50% of the Board;

•	a consummation of a merger, consolidation or reorganization or similar event involving us, whether in a single transaction or in a series of transactions, unless, following such transaction:

•

the persons or entities with beneficial ownership, immediately before such transaction, have beneficial ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving entity in such transaction in substantially the same proportions as their beneficial ownership of the voting securities immediately before such transaction;

•

the individuals who were members of the incumbent board immediately prior to the execution of the initial agreement providing for such transaction constitute more than 50% of the members of the board of the surviving entity in such transaction; and

•

no person or entity (other than us or a related company or any person who immediately prior to such transaction had beneficial ownership of 25% or more of the then voting securities) has beneficial ownership of 25% or more of the then combined voting power of the surviving entity’s then outstanding voting securities;

•

the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person or entity (other than us or any related company) unless, immediately following such disposition, the conditions described in the preceding three bullet points will be satisfied with respect to the entity which acquires such shares; or

•	our liquidation or dissolution.

The following tables quantify amounts to which our other NEOs would be entitled if they had been terminated as of December 31, 2011:

Diane M. Morefield
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination	Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$381,100	$762,200
Short-Term Incentive	N/A	N/A		N/A		$285,825	$571,650
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$285,825	$285,825
Value of Accelerated Awards
Options	N/A	N/A		N/A		N/A	N/A
RSUs(d)	N/A	N/A		$715,236		$347,885	$715,236
VCP	N/A	$1,320,228	(e)(f)	$2,112,364	(e)	N/A	$2,112,364	(e)
Value of Perquisites and Benefits
Accrued Vacation	$26,384	$26,384		N/A		$26,384	$26,384
Health Care	N/A	N/A		N/A		$25,811	$51,622

Total	$26,384	$1,346,612		$2,827,600		$1,352,830	$4,525,281

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2011, and are based on our closing stock price as of December 30, 2011 ($5.37).
(c)	As an employee, Ms. Morefield participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.
(e)	Assumes CIC and calculated assuming the closing stock price on December 30, 2011 of $5.37 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2011, or 174,828,353.
(f)	For a termination of employment caused by death or disability, a pro-rata portion of the VCP Units will be earned in 2012. Assumes death or disability occurs on December 31, 2011 and amount earned in 2012 is prorated for the period prior to such death or disability.

Richard J. Moreau
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A			$381,100	$762,500
Short-Term Incentive	N/A	N/A		N/A			$285,825	$571,650
Pro-Rata Short-Term Incentive	N/A	N/A		N/A			$285,825	$285,825
Value of Accelerated Awards
Options	N/A	N/A		N/A			N/A	N/A
RSUs(d)	N/A	N/A		$777,823			$463,834	$777,823
VCP	N/A	$1,373,294	(e)(f)	$2,122,364	(e)	$	N/A	$2,112,364	(e)
Value of Perquisites and Benefits
Accrued Vacation	$23,452	$23,452		N/A			$23,452	$23,452
Health Care	N/A	N/A		N/A			$17,877	$35,754

Total	$23,452	$1,396,746		$2,900,187			$1,457,913	$4,569,368

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2011, and are based on our closing stock price as of December 30, 2011 ($5.37).
(c)	As an employee, Mr. Moreau participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.
(e)	Assumes CIC and calculated assuming the closing stock price on December 30, 2011 of $5.37 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2011, or 174,828,353.
(f)	For a termination of employment caused by death or disability, a pro-rata portion of the VCP Units will be earned in 2012. Assumes death or disability occurs on December 31, 2011 and amount earned in 2012 is prorated for the period prior to such death or disability.

Paula C. Maggio
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination		Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A			$340,000	$680,000
Short-Term Incentive	N/A	N/A		N/A			$204,000	$408,000
Pro-Rata Short-Term Incentive	N/A	N/A		N/A			$204,000	$204,000
Value of Accelerated Awards
Options	N/A	N/A		N/A			N/A	N/A
RSUs(d)	N/A	N/A		$615,289			$347,434	$615,289
VCP	N/A	$1,063,085	(e)(f)	$1,642,949	(e)	$	N/A	$1,642,949	(e)
Value of Perquisites and Benefits
Accrued Vacation	$20,923	$20,923		N/A			$20,923	$20,923
Health Care	N/A	N/A		N/A			$25,811	$51,622

Total	$20,923	$1,084,008		$2,258,238			$1,142,168	$3,622,783

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2011, and are based on our closing stock price as of December 30, 2011 ($5.37).
(c)	As an employee, Ms. Maggio participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.
(e)	Assumes CIC and calculated assuming the closing stock price on December 30, 2011 of $5.37 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2011, or 174,828,353.
(f)	For a termination of employment caused by death or disability, a pro-rata portion of the VCP Units will be earned in 2012. Assumes death or disability occurs on December 31, 2011 and amount earned in 2012 is prorated for the period prior to such death or disability.

Stephen M. Briggs
Executive Benefits and Short-Term Incentive Payments Upon Termination(a)(b)(c)(d)	Voluntary or For Cause Termination	Death or Disability		CIC Without Termination		Prior to CIC or more than 12 months after CIC; either: 1) Termination without Cause; or 2) Constructive Termination	Upon or within 12 months after CIC; either: 1) Termination Without Cause; or 2) Constructive Termination
Severance Payments
Base Salary	N/A	N/A		N/A		$233,810	$467,620
Short-Term Incentive	N/A	N/A		N/A		$140,286	$280,572
Pro-Rata Short-Term Incentive	N/A	N/A		N/A		$140,286	$140,286
Value of Accelerated Awards
Options	N/A	N/A		N/A		N/A	N/A
RSUs(d)	N/A	N/A		$491,006		$277,710	$491,006
VCP	N/A	$1,063,085	(e)(f)	$1,642,949	(e)	N/A	$1,642,949	(e)
Value of Perquisites and Benefits
Accrued Vacation	$12,590	$12,590		N/A		$12,590	$12,590
Health Care	N/A	N/A		N/A		$16,921	$33,842

Total	$12,590	$1,075,675		$2,133,955		$821,603	$3,068,865

Footnotes

(a)	Values have not been discounted to reflect time value of money for payments made.
(b)	All values assume termination on December 31, 2011, and are based on our closing stock price as of December 30, 2011 ($5.37).
(c)	As an employee, Mr. Briggs participates in our life and disability insurance programs available to all employees and such broad-based benefits are not included in this table.
(d)	All awards vest in the event of a change-in-control. Additionally, upon termination without cause or constructive termination, vesting of grants that are scheduled to vest in the one-year period following such termination is accelerated.
(e)	Assumes CIC and calculated assuming the closing stock price on December 31, 2011 of $5.37 is 2012 stock price or stock price upon CIC and shares outstanding were those outstanding and subject to the calculation to determine the pay-out under the VCP on December 31, 2011, or 174,828,353.
(f)	For a termination of employment caused by death or disability, a pro-rata portion of the VCP Units will be earned in 2012. Assumes death or disability occurs on December 31, 2011 and amount earned in 2012 is prorated for the period prior to such death or disability.

Equity Compensation Plan Information

There are 9,700,000 shares of common stock authorized for issuance under our 2004 Incentive Plan. The following table sets forth certain information with respect to securities authorized and available for issuance under the 2004 Incentive Plan as well as pursuant to the Deferral Agreement with Mr. Geller as of December 31, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under the Plan (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders(1):	—		—	5,784,631
Stock Options	669,797		$20.40	—
Restricted Stock Units	1,836,041		—	—
Equity compensation plans not approved by security holders:		(2)	N/A	—

Total	2,505,838		$20.40	5,784,631

(1)	RSUs and stock options outstanding as of December 31, 2011 under our 2004 Incentive Plan. RSUs have no exercise price.
(2)	On June 29, 2011, the Company and Mr. Geller entered into the Strategic Hotels & Resorts, Inc. Value Creation Plan Normal Unit Distributions Deferral Election and Deferral Program pursuant to which Mr. Geller elected to defer up to 50% of his share of the Normal Distribution Amount to be paid under the VCP and to have such amount be converted into stock units on the basis of the fair market value of a share of our common stock upon the date such amounts would otherwise be paid in cash. Each stock unit will be converted on a one-for-one basis into a share of our common stock on January 2, 2014 or, if earlier, upon a change-in-control of the Company or the first business day of the calendar month following six months after Mr. Geller’s termination of employment. See termination table for Mr. Geller on page 40 for estimated amount of value of 100% of Normal Distribution Amount, provided assumptions contained therein are accurate.

Risk Management and Our Compensation Policies and Practices for All Employees

The compensation committee reviewed our compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and programs do not create risks that are reasonably likely to have a material adverse effect on the company. The compensation committee noted several design features of our compensation programs for all employees that reduce the likelihood of excessive risk-taking including: balanced mix of cash and equity and annual and longer-term incentives and the broad discretion retained by the compensation committee in determining compensation.

PROPOSAL 2

APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs.

As described in detail under the heading “Compensation Discussion and Analysis,” the compensation of our named executive officers programs are designed to attract, motivate, and retain our NEOs, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals. Our NEOs are also aligned with our stockholders because a meaningful portion of their compensation is comprised of equity-based incentives and performance-based awards tied to our stock price or total stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 19 for additional details about the compensation of our named executive officers programs. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, by a non-binding, advisory vote, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the compensation committee. The Board and the compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP, which has been our independent audit firm since 2002, has been appointed by our audit committee as our independent auditors for the fiscal year ending December 31, 2012, and our audit committee has further directed that the appointment of such auditors be submitted for ratification by the stockholders at the annual meeting. We have been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our charter or otherwise. However, our Board is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Board or audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Board or audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Firm Fees

Aggregate fees we were billed for the fiscal years ended December 31, 2011 and 2010 by our principal accounting firm, Deloitte & Touche LLP, were as follows (in thousands of dollars):

	2011	2010
Audit fees(a)	$1,634	$1,713
Audit-related fees(b)	8	53

Total audit and audit-related fees	1,642	1,766
Tax fees(c)	393	463
All other fees(d)	2	2

Total	$2,037	$2,231

(a)	Audit fees include amounts billed to us related to the audit of our consolidated financial statements, reviews of our quarterly financial statements, and audits of our subsidiaries required by statute or otherwise.
(b)	Audit-related fees billed to us during 2011 and 2010 related to S-3 shelf filing and equity offering services, respectively.
(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance, preparation and review of federal, state and local tax returns, and tax fees related to REIT tax matters.
(d)	Other fees include amounts billed to us for use of Deloitte’s accounting research data base.

The audit committee of our Board was advised of the services provided by our independent auditors that are unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements, has considered whether the provision of these services is compatible with maintaining our independent auditors’ independence, and has determined such services for fiscal 2011 were compatible.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The audit committee of our Board is responsible for appointing, setting compensation and overseeing the work of our independent accountants. The audit committee’s pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services.

In addition, pursuant to the policy, we will not retain our independent accountants for non-audit services, other than those specifically listed in the policy, unless (i) in the opinion of our senior management, our independent accountants possess unique knowledge or technical expertise that is superior to that of other potential providers, (ii) the approval of the chairman of our audit committee and our CFO are obtained prior to the retention and (iii) the retention will not impair the independence of the independent accountants.

The audit committee has delegated authority to pre-approve all audit and non-audit services to the chairman of the audit committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The chairman shall report any pre-approval decisions promptly to the audit committee no later than at its next quarterly meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent accountants.

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were pre-approved by the audit committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required; Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2012.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Report of the Audit Committee

The audit committee of the board of directors, or the Board, of Strategic Hotels & Resorts, Inc., a Maryland corporation, or the Company, carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors. The audit committee is currently comprised of five members and operates under a written charter adopted by the Board. The charter can be viewed, together with any future changes that may occur, on our website at www.strategichotels.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee also is actively involved in oversight of risks that could affect us. The audit committee members are independent within the meaning of the applicable New York Stock Exchange, or NYSE, listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Board has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Board has determined that Mr. Bowen is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act and has determined that Messrs. Bowen, Fisher, Jeffs, Kincaid and Prezant have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The audit committee met eight times during fiscal year 2011 and did not act by unanimous written consent in performing its functions.

Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and the financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. In addition, our independent auditors perform an independent audit of our internal control over financial reporting, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and issue a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2011 and related matters. Management advised the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Deloitte & Touche LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent auditors also provided to the audit committee the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and in connection therewith the audit committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche LLP. The audit committee meetings include, whenever appropriate, executive sessions with our independent auditors without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.

Based on the audit committee’s considerations, discussions with management and the independent auditors as described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Strategic Hotels & Resorts, Inc. Audit Committee

Robert P. Bowen (Chairman)

Kenneth Fisher

James A. Jeffs

Richard D. Kincaid

William A. Prezant

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of Forms 3, 4 and 5 and amendments thereto and other information obtained from our directors and officers and certain 10% stockholders or otherwise available to us, we believe that during the 2011 fiscal year our directors, officers and beneficial owners of more than 10% of our total outstanding common stock, with the exception of Ms. Morefield, with respect to one Form 4 report regarding the disposition of 8,911 shares that were sold on May 3, 2011 for purposes of satisfying tax withholding obligations.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 2, 2012, there were a total of 185,867,664 shares of our common stock issued and outstanding. The following table sets forth, as of April 2, 2012, certain information with respect to the beneficial ownership of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each director, director nominee and NEO; and

•	all of our directors and NEOs as a group.

Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.

In presenting the percentage interest, we have assumed that all membership units of our operating partnership are immediately exchangeable for shares of our common stock, which results in a total of 186,667,295 shares.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Number of Membership Units	Percent of Class
Directors and Executive Officers(2)
Laurence S. Geller CBE(3)	1,230,471	67,095	*
Robert P. Bowen	27,500	—	*
Kenneth Fisher(4)	30,000	—	*
Raymond L. Gellein, Jr.	325,000	—	*
James A. Jeffs	0	—	*
Richard D. Kincaid	105,000	—	*
Sir David M.C. Michels	73,069	—	*
William A. Prezant(5)	35,000	—	*
Eugene F. Reilly	20,000	—	*
Sheli Z. Rosenberg	1,600	—	*
Stephen M. Briggs	86,352	—	*
Paula C. Maggio	133,710	—	*
Richard J. Moreau	11,424	—	*
Diane M. Morefield	33,156	—	*
All directors, nominees and executive officers as a group (14 in group)	2,112,282	67,095	1.17%

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Number of Membership Units	Percent of Class
Other Stockholders
The Woodbridge Company Limited(6)	23,200,000	—	12.43%
The Vanguard Group, Inc.(7)	17,262,389	—	9.25%
Deutsche Bank AG(8)	16,153,843	—	8.65%
Cascade Investment, L.L.C.(9)	12,190,000	—	6.53%
Government of Singapore Investment Corporation Pte Ltd, et al(10)	10,798,846	—	5.79%
BlackRock, Inc.(11)	9,859,062	—	5.28%

*	Less than 1% of the issued and outstanding shares.
(1)	Does not include the following shares of common stock underlying RSUs: Mr. Bowen, 33,280, Mr. Fisher, 27,217, Mr. Gellein, 23,494, Mr. Jeffs, 28,601, Mr. Kincaid, 24,175, Sir David M.C. Michels, 28,962, Mr. Prezant, 38,698, Mr. Reilly, 20,518, and Ms. Rosenberg, 1,267. Does not include the shares of common stock underlying the following RSUs and PSUs:

	RSUs	2012 PSUs	2011 Banked Bonus RSUs	Total
Laurence S. Geller	450,000	210,396	118,297	778,693
Diane M. Morefield	129,460	66,429	16,414	212,303
Richard J. Moreau	344,180	66,429	19,223	429,832
Paula C. Maggio	77,246	55,561	9,759	142,566
Steven M. Briggs	53,520	28,019	5,371	86,910

Does not include: 1,400 shares of the Company’s 8.25% Series C Cumulative Redeemable Preferred Stock owned by Mr. Briggs. Mr. Briggs owned less than 1% of our 8.25% Series C Cumulative Redeemable Preferred Stock issued and outstanding as of March 15, 2012.

(2)	The address of each listed director and executive officer is c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.
(3)	Total includes 669,797 vested stock options with an exercise price of $20.40.
(4)	Mr. Fisher is a general partner of NF Associates that owns the reported securities. Mr. Fisher disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.
(5)	Includes common stock held indirectly.
(6)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D filed with the SEC on March 21, 2011, by The Woodbridge Company Limited, or “Woodbridge.” Woodbridge’s address is 65 Queen Street West, Suite 2400, Toronto, Canada M5H 2M8. In the Woodbridge Schedule 13D, Woodbridge reported shared voting power and shared dispositive power of 23,200,000 shares. Woodbridge indirectly owns such shares through its wholly-owned subsidiaries, WPA Hotel Holdings Inc. and WJH Holdings Inc., which are both investment holding companies. Woodbridge, a private company, is the primary investment vehicle for members of the family of the late Roy H. Thomson, the first Lord Thomson of Fleet. Prior to his death in 2006, Kenneth R. Thomson controlled Woodbridge by holding shares of a holding company of Woodbridge, Thomson Investments Limited. Under his estate arrangements, the 2003 TIL Settlement, a trust of which The Bank of Nova Scotia Trust Company (the “Trust Company”) is trustee and members of the family of the late first Lord Thomson of Fleet are beneficiaries, holds those holding company shares. Kenneth R. Thomson established these arrangements to provide for long-term stability of the business of Woodbridge. The equity of Woodbridge continues to be owned by members of successive generations of the family of the first Lord Thomson of Fleet. Under the Kenneth R. Thomson estate arrangements, the directors and officers of Woodbridge are responsible for its business and operations. In certain limited circumstances, including very substantial dispositions of assets by Woodbridge, the estate arrangements provide for approval of the Trust Company, as trustee, to be obtained. Given Woodbridge’s substantial other assets, no such approval would be required for a disposition of some or all of the shares of common stock owned by Woodbridge and its subsidiaries.

(7)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 8, 2012, by The Vanguard Group, Inc., or “Vanguard.” Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. In the Vanguard Schedule 13G/A, Vanguard reported sole voting power and shared dispositive power of 252,815 shares and sole dispositive power of 17,009,574 shares.
(8)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2012, by (i) Deutsche Bank AG, (ii) Deutsche Investment Management Americas, (iii) Deutsche Bank Trust Company Americas, (iv) Deutsche Bank Securities Inc., (v) Oppenheim Asset Management Services S.à.r.l and (vi) RREEF America, L.L.C., collectively, “Deutsche Bank.” Deutsche Bank’s address is Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany. The Deutsche Bank Schedule 13G/A reported beneficial ownership as follows: Deutsche Bank AG reported sole voting power of 12,035,506 shares and sole dispositive power of 16,153,843 shares; Deutsche Investment Management Americas reported sole voting power and sole dispositive power of 809,846 shares; Deutsche Bank Trust Company Americas reported sole voting power of 104,282 shares, sole dispositive power of 115,182 shares, and shared dispositive power of 123,000 shares; Deutsche Bank Securities Inc. reported sole dispositive power of 1,100 shares; Oppenheim Asset Management Services S.à.r.l reported sole voting power and sole dispositive power of 50,862 shares; and RREEF America, L.L.C. reported sole voting power of 11,070,516 shares and sole dispositive power of 15,176,853 shares.
(9)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13D/A filed with the SEC on March 14, 2011, by (i) Cascade Investment, L.L.C. (address: 2365 Carillon Point, Kirkland, Washington 98033) and (ii) William H. Gates III, collectively, “Cascade.” In the Cascade 13D/A, each of Cascade Investment, L.L.C. and William H. Gates reported sole voting power and sole dispositive power of 12,190,000 shares.
(10)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on June 27, 2011, by (i) Government of Singapore Investment Corporation Pte Ltd, (ii) GIC Real Estate Pte Ltd, and (iii) GIC Real Estate Inc., collectively, “GIC.” GIC’s address is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. The GIC Schedule 13G reported beneficial ownership as follows: Government of Singapore Investment Corporation Pte Ltd reported shared voting power and shared dispositive power of 10,798,846 shares; GIC Real Estate Pte Ltd reported shared voting power and shared dispositive power of 10,798,846 shares; and GIC Real Estate Inc. reported shared voting power and shared dispositive power of 10,798,846 shares.
(11)	Other than the information relating to its percentage ownership of our common stock, based solely on information contained in a Schedule 13G filed with the SEC on February 9, 2012, by BlackRock, Inc., or “BlackRock.” BlackRock’s address is 40 East 52nd Street, New York, NY 10022. In the BlackRock Schedule 13G, BlackRock reported sole voting power and sole dispositive power of 9,859,062 shares.

TRANSACTIONS WITH RELATED PERSONS

Cory Warning, the son-in-law of Mr. Geller, serves as Vice President, Development for the Company. Mr. Warning’s annual base salary in 2011 was $175,100. Mr. Warning’s base salary for 2012 was increased by 3% to $180,353. Mr. Warning received cash bonuses of $108,246 under our bonus programs with respect to fiscal year 2011. Mr. Warning received cash bonuses of $85,000 and $49,200 related to 2010 performance and 2009 performance, respectively. Mr. Warning received a grant of 9,538 PSP units and 4,698 RSUs in February 2012, a grant of 13,809 RSUs on February 24, 2011 and a grant of 17,000 RSUs on February 25, 2010. On October 1, 2010, Mr. Warning was granted 5,000 units under our VCP.

On February 12, 2008, we invested $1,200,000 of a $2,000,000 subscription in Luxury Leisure Properties International, L.L.C. (“LLPI”), a newly-formed venture with the objectives of purchasing, developing and arranging for the operations of luxury resort and tourist-oriented destination properties in multiple locations throughout North America, Central America and Europe. Luca Franco, the son-in-law of Mr. Geller, was one of

the founders of and served as executive vice president—development of LLPI. Upon formation, we owned 40%, Mr. Franco owned 10% and unrelated parties owned the remaining interests in the venture.

Our interest in the LLPI venture was redeemed in May 2009, after which time, Mr. Franco owned 40% and the other remaining member owned 60% of LLPI. As part of the redemption, we received a return of $185,000 of capital and the remaining $190,000 in our capital account was re-allocated to the remaining members, including Mr. Franco. At the time of our redemption, LLPI also distributed $181,000 to each of the remaining members, including Mr. Franco.

From March 2009 through August 2009, LLPI, which has changed its name to Punta Mita Properties, LLC, provided asset management services to Resort Club Punta Mita, a joint venture by us with two unaffiliated parties, for a fee of $25,000 per month. Beginning in September 2009, the fees for the asset management services were reduced to a $10,000 base fee per month, with an opportunity to earn an additional $15,000 per month if certain sales occur. Effective March 31, 2010, the asset management services were terminated and neither we nor Resort Club Punta Mita has any continuing relationship with Punta Mita Properties, LLC.

On August 16, 2007, we entered into a consulting agreement with Sir David M.C. Michels, a member of the Board. On August 21, 2008, we amended the agreement (as amended, the “Consulting Agreement”). Under the terms of the agreement, Mr. Michels provided certain consulting services to us relating to our European strategy, including pursuing acquisition opportunities, facilitating relationships and advising on current European operations.

On August 5, 2009, we and Mr. Michels agreed to terminate the Consulting Agreement. Pursuant to the termination agreement dated August 5, 2009 (the termination agreement together with the “Consulting Agreement” is hereinafter referred to as the “Agreements”), Mr. Michels served as a consultant to the Company until December 31, 2009 (the “Consulting Agreement Termination Date”) and received $125,000, in consideration of (i) Mr. Michels’ consulting services through the Consulting Agreement Termination Date and (ii) contractually provided termination fees and the waiver of certain other benefits to which Mr. Michels was otherwise entitled to under the terms of the Consulting Agreement. Mr. Michels shall not receive any additional compensation or equity grants under the terms of the Agreements. All prior grants made by us to Mr. Michels pursuant to the Consulting Agreement shall continue to vest provided the conditions to such vesting contained in the Consulting Agreement are satisfied.

Pursuant to our written code of business conduct and ethics, without the approval of our audit committee, we will not and have not:

•	engage in any material transaction, including one that involves the acquisition or sale of assets, with Strategic Hotel Capital, L.L.C.;

•

acquire from or sell to any of our directors, officers, employees or significant stockholders (i.e., holds 5% of our outstanding stock) or any immediate family member (including a significant other) of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has, with other related persons, a collective interest of more than 5%, any assets or other property;

•

make any permissible loan to or borrow from any of our related persons, or any entity in which any of our related persons, is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated; or

•

engage in any other transaction, including a financial transaction, arrangement or relationship, or series of any of the forgoing, with any of our related persons, or any entity in which any of our related persons is employed, or has with other related persons, a collective interest of more than 5% or, in the case of a partnership, for which any of them serves as a general partner or is otherwise associated.

Our audit committee reviews and approves all related person transactions.

ANNUAL REPORT

Upon written request, we will provide any stockholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Secretary, Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606, (312) 658-5000.

OTHER MATTERS

Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2013 annual meeting of stockholders, you must submit the proposal to our Secretary no later than December 11, 2012, in accordance with Rule 14a-8. In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2013 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than November 11, 2012, and no later than 5:00 p.m. (Central Time), December 11, 2012, and otherwise comply with the advance notice and other provisions set forth in our bylaws, which currently includes, among other things, requirements as to stock ownership and the submission of specified information. For additional requirements, stockholders should refer to our bylaws, Article II, Section 11, a current copy of which may be obtained from our Secretary.

HOUSEHOLDING

We have adopted a procedure called “householding” under which we will deliver only one copy of our Notice of Internet Availability of Proxy Materials to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. A number of brokerage firms have also instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

200 W. MADISON STREET SUITE 1700 CHICAGO, IL 60606	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2012. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41392-P22122	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STRATEGIC HOTELS & RESORTS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 - ELECTION OF DIRECTORS:

	☐	☐	☐

Nominees:
01) Robert P. Bowen	06) Richard D. Kincaid
02) Kenneth Fisher	07) Sir David M.C. Michels
03) Raymond L. Gellein, Jr.	08) William A. Prezant
04) Laurence S. Geller CBE 05) James A. Jeffs	09) Eugene F. Reilly 10) Sheli Z. Rosenberg
	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 - APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN OUR PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS.	☐	☐	☐	PROPOSAL 4 – TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 - RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.	☐	☐	☐	.
.
For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2011 Annual Report with 10-K Wrap are available at www.proxyvote.com.

M41393-P22122

REVOCABLE PROXY OF HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STRATEGIC HOTELS & RESORTS, INC.

FOR USE ONLY AT THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2012 AND AT

ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing this proxy card, as the holder of common stock, par value $0.01 per share (the “Common Stock”), of Strategic Hotels & Resorts, Inc., a Maryland corporation (the “Company”), you hereby appoint Laurence S. Geller CBE and Paula C. Maggio and each of them, with full powers of substitution, as proxies to attend the 2012 Annual Meeting of Stockholders of the Company to be held at the Fairmont Chicago, Millennium Park, 200 North Columbus Drive, Chicago, IL 60601 on Thursday, May 24, 2012 at 10:00 a.m. Central Time, or any postponement or adjournment thereof (the “Annual Meeting”), to cast on your behalf all votes that you are entitled to cast at the Annual Meeting and otherwise to represent you at the Annual Meeting with all powers possessed by you as if you were personally present at the Annual Meeting.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

You may revoke or change your proxy at any time prior to its use at the Annual Meeting by giving the Company written direction to revoke it, by authorizing a new proxy or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you. Written notice of revocation or a subsequent proxy should be sent to: Strategic Hotels & Resorts, Inc., 200 West Madison Street, Suite 1700, Chicago, Illinois 60606, Attention: Secretary, so as to be delivered before the taking of the vote at the Annual Meeting.

Returned proxy cards or proxies authorized by phone or Internet will be voted (1) as specified on the matters listed on the reverse side; (2) in accordance with the Board of Directors’ recommendations where no specification is made; and (3) in accordance with the discretion of the proxies on any other matters that may properly come before the meeting, or any postponement or adjournment thereof.

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting and the proxy statement furnished herewith, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side